Exhibit 10.1

ASSET AND SHARE PURCHASE AGREEMENT

BY AND BETWEEN

OC SPARTAN ACQUISITION, INC.

and

MILACRON LLC

May 11, 2019

TABLE OF CONTENTS
Page
Section 1.    Definitions and Interpretation.1
Section 2.    Divestiture, Closing, and Conditions Precedent.17
Section 3.    Representations and Warranties of Seller.34
Section 4.    Representations and Warranties of Buyer.55
Section 5.    Pre-Closing Covenants.56
Section 6.    Post-Closing Covenants.64
Section 7.    Conditions to Closing.76
Section 8.    Termination.82
Section 9.    Indemnification.83
Section 10.    Miscellaneous.89

EXHIBITS

Exhibit A    U.S. Bill of Sale
Exhibit B    Czech Bill of Sale
Exhibit C    Mexico Bills of Sale
Exhibit D    U.K. Bill of Sale
Exhibit E    Germany Sale and Assignment and Assumption Agreement
Exhibit F    India Asset Transfer Agreements
Exhibit G    U.S. Assignment and Assumption Agreement
Exhibit H    Czech Assignment and Assumption Agreement
Exhibit I    Mexico Assignment and Assumption Agreement
Exhibit J    U.K. Assignment and Assumption Agreement
Exhibit K    India Transferred Employee Documents
Exhibit L    India Tax Invoice
Exhibit M    Italy Deed of Transfer
Exhibit N    Transition Services Agreement
Exhibit O    Uniloy Italy Spin-Off
Exhibit P    Manufacturing and Supply Agreements

Exhibit Q	Intellectual Property Assignment and Assumption Agreement and Intellectual Property License Agreement

Exhibit R	Employment Agreements

ii
25603708.7.BUSINESS

ASSET AND SHARE PURCHASE AGREEMENT
This Asset and Share Purchase Agreement (this “Agreement”) is entered into as of May 11, 2019, by and among OC Spartan Acquisition, Inc. a Delaware corporation (“Buyer”), and Milacron LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are referred to herein, individually as a “Party,” and collectively as the “Parties.”
WHEREAS, Seller and Buyer have agreed that Seller shall sell or, where applicable, cause to be sold, and Buyer shall purchase, the Business (as defined below) (the “Divestiture”);
WHEREAS, the Divestiture will be effected by the execution and consummation of (i) this Agreement (ii) those ancillary transaction documents referred to herein and (iii) a certain Transition Services Agreement by and among Buyer and Seller in substantially the form attached hereto as Exhibit N (the “Transition Services Agreement”);
WHEREAS, Seller and Buyer desire to enter into this Agreement to coordinate the Divestiture.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
Section 1.Definitions and Interpretation.
(a) Definitions. In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:
“Acquired Rights Directive” means the Transfers of Undertakings Directive 2001/23/EC and any local laws which derive from such Directive.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession and exercise, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether by means of voting rights, contract or otherwise; provided, however, that the possession, directly or indirectly, of greater than fifty percent (50%) of the voting stock for the election of directors shall always be deemed “control” and provided, however, that such Person shall be deemed to be an Affiliate for purposes of this Agreement only so long as such other Person maintains such ownership or control. Solely for purposes of (i) the covenants set forth in Sections 5(a)(xvii), 5(i), 6(a)(i), 6(a)(ii), 6(a)(iii), 6(b)(iv), 6(b)(vii), 6(b)(viii), 6(c)(ii), 6(e), 6(g)(iii) and 6(i)(i) and Schedule 6(o) of this Agreement and (ii) the Transition Services Agreement, the term “Affiliates” means, when used with respect to Parent, Seller or any other Seller Company, the following: Parent and each Subsidiary of Parent, for so long as such Subsidiary is a Subsidiary of Parent.
“Agreement” has the meaning set forth in the preamble.
“Alternate Financing” has the meaning set forth in Section 5(e)(i).

“Asset Transfer Instruments” means the U.S. Bill of Sale, the U.S. Assignment and Assumption Agreement, the Czech Bill of Sale, the Czech Assignment and Assumption Agreement, the U.K. Bill of Sale, U.K. Assignment and Assumption Agreement, the Germany Sale and Assignment and Assumption Agreement, the Mexico Bills of Sale, the Mexico Assignment and Assumption Agreement, and the India Asset Transfer Agreements.
“Assigned Contracts” has the meaning set forth in Section 2(c)(iii).
“Assigned IP” has the meaning set forth in Section 2(c)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2(e).
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of any applicable contract in question, or any Event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
“Business” has the meaning set forth on Schedule 1(a)(ii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by Law to be closed for business.
“Business Transaction Expenses” means all unpaid fees and expenses incurred by or charged to Seller or any Seller Company for services provided through the Closing Date, the Mexico Deferred Closing Date and the India Deferred Closing Date, as the case may be, in connection with Seller’s sale of the Business, Uniloy Italy and the Transferred Assets and the Uniloy Italy Spin-Off, in each case pursuant to this Agreement, including legal fees and related expenses, investment banking fees and related expenses, and accounting fees and related expenses, if any.
“Business Transaction Expenses Adjustment Amount” has the meaning set forth in Section 2(i)(ii)(C).
“Buyer” has the meaning set forth in the preamble.
“Buyer DC Plan” has the meaning set forth in Section 6(b)(vii).
“Buyer Fundamental Representations” has the meaning set forth in the definition of Fundamental Representations.
“Buyer Group” means Buyer, its subsidiaries and any other Person of whom Buyer is a direct or indirect, wholly owned subsidiary.
“Buyer Indemnified Persons” has the meaning set forth in Section 9(b).
“Buyer’s Accountants” means PricewaterhouseCoopers LLP.
“Closing” has the meaning set forth in Section 2(g)

“Closing Date” has the meaning set forth in Section 2(g).
“Closing Indebtedness” means all Indebtedness of the Business or the Transferred Companies outstanding at the Closing.
“Closing Transferred Employees” means those Transferred Employees whose Transfer Date is the Closing Date.
“Closing Working Capital” means the Working Capital of the Business as of the opening of business on the Closing Date calculated in accordance with the Working Capital Methodologies.
“Closing Working Capital Statement” has the meaning set forth in Section 2(i)(i).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitment Letters” has the meaning set forth in Section 4(e).
“Company Data” has the meaning set forth in Section 3(k)(xiii).
“Contemplated Transactions” means the transactions to be performed prior to and on the Closing Date and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to and on the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, as contemplated by the Transaction Agreements except for the transactions to be performed after the Closing, the Mexico Deferred Closing or the India Deferred Closing as the case may be, contemplated by the Transition Services Agreement.
“Contractor/Consultant Non-Disclosure Agreements” has the meaning set forth in Section 3(k)(x).
“Czech Assignment and Assumption Agreement” has the meaning set forth in Section 2(h)(i)(G).
“Czech Bill of Sale” has the meaning set forth in Section 2(h)(i)(C).
“Debt Financing” has the meaning set forth in Section 4(e).
“Debt Financing Provisions” means, collectively, Section 5(e)(ii), Section 5(e)(iii), Section 10(a), Section 10(c), Section 10(g) and Section 10(m), including defined terms used therein.
“Disclosure Schedule” means the disclosure schedule attached hereto.
“Disputed Amounts” has the meaning set forth in Section 2(i)(v).
“Divestiture” has the meaning set forth in the preamble.
“Employee Benefit Plans” means each written (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) other benefit, retirement, pension, deferred compensation, excess benefit, profit sharing, employment, consulting, compensation, incentive, bonus, equity or equity-based, stock option, restricted stock, stock appreciation right, phantom equity, change in control, retention, severance, vacation, paid time off, health, life, disability, group insurance, welfare and fringe-benefit agreement, plan, policy, arrangement, program, fund or scheme in effect with respect to the Transferred Employees.
“Employee Non-Disclosure Agreements” has the meaning set forth in Section 3(k)(x).
“Employees” means (i) Brian Marston and (ii) those individuals employed by any Seller Company other than Seller and who work or provide services for the Business, other than those individuals listed on Schedule 1(a)(iv).
“Employment Agreements” has the meaning set forth in Section 2(h)(i)(J).
“End Date” has the meaning set forth in Section 8(a)(iv).
“Environmental Laws” means any applicable Law, and any order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including indoor or outdoor ambient air, soil, soil gas, surface water or groundwater, noise or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labelling, packaging, registration, disposal or remediation of any Hazardous Materials.
“Equity Financing” means equity funded by Osgood Capital Group, LLC and Cyprium Investment Partners LLC or Affiliates of each.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated with Seller or any subsidiary thereof as a single employer under Section 414 of the Code.
“Estimated Closing Indebtedness” has the meaning set forth in Section 2(h)(i)(A).
“Estimated Purchase Price” has the meaning set forth in Section 2(h)(i)(A).
“Estimated Statement” has the meaning set forth in Section 2(h)(i)(A).
“European Employees” means those individuals listed on Schedule 3(n)(i) employed by Milacron U.K. Ltd., Tirad s.r.o., Milacron Czech Republic S.P.O.L. s.r.o. or Uniloy Milacron Germany GmbH and who predominantly work or provide services for the Business in Europe.
“Event” means any event, effect, act, omission, error, change, lapse, fact, incident, situation or circumstance.
“Excluded Assets” has the meaning set forth in Section 2(d).

“Exclusively Licensed IP” has the meaning set forth in Section 3(k)(vii).
“Financing” has the meaning set forth in Section 4(e)
“Financing Sources” means each of the Persons that have committed to provide, or otherwise entered into agreements (including, without limitation, the Commitment Letters) in connection with, the Debt Financing, including the parties to the Commitment Letters, any joinder agreements, credit agreements or loan agreements (or other definitive documentation) relating thereto; provided, that for purposes of this Agreement, the Financing Sources shall also include, on or after the date hereof, any Person who become a party to the Commitment Letters in accordance with the terms herein.
“Fundamental Representations” means representations and warranties of Seller set forth in Sections 3(a), 3(b), 3(c), 3(d), 3(e), 3(f), 3(w) and 3(x), of this Agreement (the “Seller Fundamental Representations”) and the representations and warranties of Buyer set forth in Sections 4(a), 4(b), 4(c), 4(d) and 4(f) of this Agreement (the “Buyer Fundamental Representations”).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“German Tax Sharing Agreement” means that certain Profit and Loss Pooling Agreement (Gewinnabführungsvertrag), dated as of May 5, 2011, by and between Uniloy Milacron Germany GmbH and Milacron Plastics Holding GmbH.
“Germany Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2(h)(i)(E).
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).
“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant or contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indebtedness” means (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder); (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any credit card liabilities, (iv) any accrued or unpaid payroll (including the employer’s share of any payroll Taxes), employee retirement withholdings, insurance payable, employee payable and sales tax payable for the Closing Transferred Employees; (v) any obligations under capitalized leases; (vi) any commitment by which the Business, or Uniloy Italy assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit); (vii) any off-balance sheet financing, synthetic leases, project financing or any net Liabilities of the Italy TFR Plan; (viii) all obligations for the deferred and unpaid purchase price of Transferred Assets or services; (ix) any payment obligations in respect of banker’s acceptances or undrawn stand-by letters of credit; (x) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations; (xi) the indebtedness of any partnership or unincorporated joint venture in which Uniloy Italy is a general partner or joint venture; (xii) any (A) post-retirement health care benefit Liabilities, (B) payments owed to Closing Transferred Employees and, in the case of Uniloy Italy any current or former employees, under any non-compete or consulting arrangement and (C) sale bonus, retention bonus, change of control, severance or other payment, in each case triggered solely as a result of the consummation of the transactions contemplated by this Agreement; and (xiii) any obligation, whether direct or indirect, contingent or otherwise, to guarantee any payment obligation of any other Person as it relates to the Business; provided, that in no event will Indebtedness include (A) indebtedness incurred by one Seller Company that is owed to another Seller Company, or (B) undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities.
“Indebtedness Difference” has the meaning set forth in Section 2(i)(ii)(B).
“Indemnified Person” has the meaning set forth in Section 9(f).
“Indemnifying Party” has the meaning set forth in Section 9(f).
“Independent Accountants” has the meaning set forth in Section 2(i)(v).
“India Asset Transfer Agreements” means (i) the India Delivery Note and (ii) the India Novation Agreements.
“India Buyer” means a to-be-formed entity incorporated under the Laws of India and wholly-owned subsidiary of Buyer, whom Buyer shall cause to acquire the India Deferred Business.
“India Deferred Business” means, collectively, the India Transferred Employees, the India Transferred Contracts, India Inventory and any Assigned IP in India.
“India Deferred Closing” has the meaning set forth in Section 2(n).
“India Deferred Closing Date” has the meaning set forth in Section 2(n).
“India Delivery Note” means the delivery memo in relation to India Inventory in the form set forth in Part B of Exhibit F hereto.
“India Employees Acceptance Letter” has the meaning set forth in Section 2(h)(i)(M).
“India Employees Intimation Letter” has the meaning set forth in Section 5(j).

“India Inventory” means Inventory (whether or not reflected in Closing Working Capital) of the India Seller Company.
“India Novation Agreements” means the duly stamped novation agreements in relation to each India Transferred Contract, in substantially the form set out in Part B of Exhibit F hereto.
“India Seller Company” means Milacron India Private Limited.
“India Tax Invoice” has the meaning set forth in Section 2(h)(i)(L).
“India Transaction Documents” means the India Asset Transfer Agreements, the India Tax Invoice, the Manufacturing and Supply Agreements and the India Employees Acceptance Letters.
“India Transferred Contracts” means such Assigned Contracts that have been entered into by the India Seller Company.
“India Transferred Employees” means Employees of the India Seller Company listed on Section 3(n)(i) of the Disclosure Schedule who are proposed to be employed by India Buyer effective from the applicable Transfer Date pursuant to this Agreement.
“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, including all applications and registrations therefor and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable (“Copyrights”); (c) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (d) patents and patent applications (collectively, “Patents”); (e) websites and internet domain name registrations; (f) mask works; (g) proprietary databases and data compilations; (h) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively, “Software”); and (i) all other intellectual property and industrial property rights and assets, and all rights, interests, protections and documentation that are associated with, similar to, or required for the exercise of, any of the foregoing.
“Intellectual Property Agreements” means the Intellectual Property Assignment and Assumption Agreements, and the Intellectual Property License Agreement.
“Intellectual Property Assignment and Assumption Agreements” means (i) an omnibus intellectual property assignment and assumption agreement between Seller and Buyer whereby Seller transfers all right, title and interest to the Assigned IP to Buyer and (ii) recordable intellectual property assignment and assumption agreements between the applicable designees of Seller and Buyer (including any required powers of attorney and other required documents) whereby the applicable designee assigns to the other applicable designee all right, title and interest to registrations of and applications to register Assigned IP that can be recorded in the office of the relevant Governmental Body.
“Intellectual Property License Agreement” means a license agreement to be entered on the Closing Date between Seller and Buyer whereby Seller grants to Buyer and its Affiliates a non-exclusive, perpetual, royalty-free, worldwide (but not sublicensable, except to suppliers and subcontractors of Buyer and its Affiliates) and transferable (in the event of a sale of all or substantially all of the assets of the Business, an indirect or direct change of control of Buyer or a stock sale of the Buyer or to customers of Buyer or any of its subsidiaries in connection with the sale of products) license (with the right to make and own improvements) to the Intellectual Property related to the Business and the blow-molding business (but excluding Transferred Assets) that is developed, owned, licensed, used or held for use by any Seller Company.
“Inventory” has the meaning set forth in Section 2(c)(ii).
“IT Assets” has the meaning set forth in Section 3(k)(xii).
“Italian Closing Actions” has the meaning set forth in Section 2(h)(iii).
“Italy Cash” has the meaning set forth in Section 2(b).
“Italy TFR Plan” means the amounts accrued by Uniloy Italy (in compliance with the applicable Laws) in its financial statements as “trattamento di fine rapporto” with respect to its employees (excluding those employees transferred under the Uniloy Italy Spin-Off).
“Italy Deed of Transfer” has the meaning set forth in Section 2(h)(i)(I).
“Key Employees” means Brian Marston and Christopher Peters.

“Laws” means any constitution, statute, code, act, law, ordinance, regulation, injunction, judgment, treaty, order, decree, directive or rule of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law or civil law.
“Lease” has the meaning set forth in Section 3(j)(ii).
“Leased Real Property” means all real property leased, licensed, subleased or otherwise occupied by a Seller Company and used in connection with the Business, other than those leases listed on Schedule 1(a)(i).
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, encumbrance, charge, security interest, adverse claim, Liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities Laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit interest, license, servitude, right of way, covenant, condition or zoning restriction; provided, however, any non-exclusive Intellectual Property license granted in the Ordinary Course of Business shall not be considered a Lien.
“Losses” means all costs, damages, disbursements, obligations, penalties, Liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, fines, fees, settlements, deficiencies, Taxes, awards, penalties and expenses (including, without limitation, reasonable attorneys’ fees and expenses and judicial bonds or deposits), and other costs or expenses in connection with the determination, investigation and defense of any of the foregoing, including, for the avoidance of doubt, any Proceeding and amounts paid in settlement suffered or disbursed. Losses shall not include utilization of net operating loss carryovers (the Parties agree that with respect to Uniloy Italy any reference in this Agreement to “net operating loss carryovers” shall mean “perdite fiscali riportabili”) to offset income tax payable for tax periods up to and including the Closing Date due to earnings from operations or taxable income resulting from the Uniloy Italy Spin-Off, or any other transaction required as part of the Uniloy Italy Spin-Off. Further, Losses shall not include reductions in net operating loss carryovers resulting from audit adjustments by Italian tax authorities or resulting from a change in control resulting from the Divestiture.
“Manufacturing and Supply Agreements” means (i) the agreement in substantially the form of Part A of Exhibit P hereto, to be executed between the India Buyer and the India Seller Company, pursuant to which the India Seller Company shall supply manufactured goods and supply parts for the benefit of the customers of India Buyer in India and (ii) the agreement in substantially the form of Part B of Exhibit P hereto, to be executed between the Buyer or its non-Indian designee and the Indian Seller Company, pursuant to which the Indian Seller Company shall supply manufactured goods and supply parts (in each case, title of which will transfer outside of India) for the benefit of the customers of Buyer and its non-Indian subsidiaries outside of India.

“Material Adverse Change” or “Material Adverse Effect” means any Event that is or would reasonably be expected to be materially adverse to the business, assets, conditions, operations, or properties of the Business or Buyer, as relevant, taken as a whole, or to the ability of the Business or Buyer, as relevant, to consummate timely the Contemplated Transactions, other than to the extent of any Event resulting from (a) changes in general economic, financial market, political or geopolitical conditions, natural disasters or other force majeure events except to the extent that such Event affects the Business or Buyer, as relevant, taken as a whole, in a manner disproportionate to the effect of companies in its industry generally and (b) changes or effects directly resulting from any event, occurrence, development or state of circumstances expressly and unequivocally disclosed in the Disclosure Schedules.

“Material Contract” has the meaning set forth in Section 3(l)(i).
“Meaningful Participation Rights” means the right of a Party not performing required Response Actions to have meaningful input in any action, meeting, decision or other activity with respect to any Response Action and includes without limitation: (i) the reasonable opportunity to review and comment on initial, new or materially revised plans for investigating and managing the Response Action and on submissions to government authorities or third parties prior to submission; (ii) the good faith consideration of and reasonable attempt to respond to and incorporate reasonable comments from the Party not performing, (iii) the receipt of notification from the Party performing the required Response Actions prior to the commencement or performance of any material Response Action except in cases of emergency, for which notice shall be provided as soon as reasonably possible, (iv) the right to be kept reasonably informed of the progress of any Response Action and provided copies of any final proposed Response Action (including any final status reports of work in progress or other final reports), (v) the receipt of reasonable prior notice and an opportunity to participate in negotiations, meetings and discussions with any Governmental Body or third party regarding the Response Action and (vi) the right to consent to any settlement, which shall not be unreasonably delayed or denied.
“Mexico Asset Transfer Instruments” means the Mexico Bills of Sale, the Mexico Assignment and Assumption Agreement and the Short Form Mexico Intellectual Property Transfer Agreement.
“Mexico Assignment and Assumption Agreement” has the meaning set forth in Section 2(l)(i)(B).
“Mexico Bills of Sale” means the Mexico Tangible Personal Property Bill of Sale and the Mexico Inventory Bill of Sale.
“Mexico Buyers” means to-be-formed entities incorporated under the Laws of Mexico, each a wholly-owned subsidiary of Buyer, whom Buyer shall cause to acquire the Mexico Deferred Business.
“Mexico Deferred Business” means the Business in Mexico as conducted by Seller and the Mexico Seller Companies as of the date of this Agreement.
“Mexico Deferred Closing” has the meaning set forth in Section 2(k).
“Mexico Deferred Closing Date” has the meaning set forth in Section 2(k).
“Mexico Employee Transfer Documents” has the meaning set forth in Section 2(l)(i)(G).
“Mexico Inventory Bill of Sale” has the meaning set forth in Section 2(l)(i)(A).
“Mexico Seller Companies” means Milacron-Mexicana Sales S.A. de C.V. and Milacron Mexico Plastics Services S.A. de C.V.
“Mexico Tangible Personal Property Bill of Sale” has the meaning set forth in Section 2(l)(i)(A).
“Mexico Transaction Agreements” means the Mexico Asset Transfer Instruments and the Mexico Employee Transfer Documents.
“Mexico Transferred Employees” means such Transferred Employees who are Employees of the Mexico Deferred Business, and whose employment is to transfer from Milacron Mexico Plastics Services S.A. de C.V. to Buyer or an Affiliate of Buyer on the applicable Transfer Date.

“Ordinary Course of Business” means any action taken by or on behalf of the Business if such action is consistent in nature, scope, magnitude and frequency with the past practices of the Business and is taken in the ordinary course of the normal day-to-day operations of the Business.
“Organizational Documents” means the memorandum and articles of association, bylaws and the certificate of incorporation of an entity (or other similar organizational document) as currently in effect, including any amendments thereto.
“Owned Real Property” has the meaning set forth in Section 3(j)(i).
“Parent” means Milacron Holdings Corp., a Delaware corporation. Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement and for the avoidance of doubt, “Parent” shall not include any Person acquiring directly or indirectly control of Parent (whether by merger, purchase of stock or controlling interest or otherwise).
“Party” and “Parties” have the meaning set forth in the preamble.
“Permit” means any license, import license, export license, franchise, authorization, membership privilege, consent, permit, certificate, certification, certificate of occupancy or order issued by any Governmental Body and related to the Business or required for the normal operations of the Business.
“Permitted Liens” means (a) liens for taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property that do not, individually or in the aggregate, materially detract from the value of or materially impair the use or occupancy of such real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (e) liens that will be released prior to or simultaneous with the Closing.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity.
“Personal Data” has the meaning set forth in Section 3(k)(xiii).
“Policka Equipment” means the assets located in Seller’s facility in Policka and set forth on Section 2(c)(xv) of the Disclosure Schedule.
“Post-Closing Adjustment” has the meaning set forth in Section 2(i)(ii)(D).
“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitration panel, work council or similar body.

“Pro Forma Financials” has the meaning set forth in Section 3(s)(i).
“Purchase Price” has the meaning set forth in Section 2(b).
“Queretaro Lease” has the meaning set forth in Section 5(m).
“R&W Insurance Policy” has the meaning set forth in Section 5(l).
“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment.
“Response Action” has the meaning set forth in Section 9(k)(vi).
“Resolution Period” has the meaning set forth in Section 2(i)(iv).
“Restricted Machinery” means the blow molding machinery, blow molds, blow molding tooling, and blow molding parts set forth on Schedule 1(a)(ii).
“Restricted Period” has the meaning set forth in Section 6(a)(i).
“Restricted Person” means a Person whose business of designing, manufacturing, marketing or selling, directly or indirectly, Restricted Machinery represents an amount that is greater than 10% of the consolidated revenue of such Person.
“Retained Environmental Liabilities” means any Liabilities arising from or relating to the Business, the Transferred Assets, or Uniloy Italy with respect to: (i) the presence or Release of or exposure to any Hazardous Materials prior to the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing and the India Deferred Closing, respectively; (ii) the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labelling, packaging, registration, disposal, or arrangement for disposal of or Response Action conducted with respect to any Hazardous Materials in connection with the Business, the Transferred Assets or Uniloy Italy prior to the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing and the India Deferred Closing, respectively; (iii) the violation of any Environmental Laws by the Seller Companies with respect to the Business, the Transferred Assets or Uniloy Italy prior to the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing and the India Deferred Closing, respectively; and (iv) any actions or Proceedings brought or threatened by any Third Party with respect to any of the foregoing.
“Retained Liabilities” has the meaning set forth in Section 2(f).
“Review Period” has the meaning set forth in Section 2(i)(iii).
“Schedule Supplement” has the meaning set forth in Section 5(d).

“Seller” has the meaning set forth in the preamble.
“Seller Benefit Plans” means all Employee Benefit Plans maintained, contributed to, or required to be contributed to, by any Seller, any ERISA Affiliate or any Affiliate of any Seller or with respect to which any Seller, any ERISA Affiliate or any Affiliate of any Seller has any Liability, but in all cases excluding any Transferred Company Benefit Plan.
“Seller Companies” means each of Seller, Milacron Marketing Company LLC, Milacron Plastics Technologies Group LLC, Milacron B.V., Uniloy Italy, Milacron U.K. Ltd., Tirad s.r.o., Milacron Czech Republic S.P.O.L. s.r.o., Uniloy Milacron Germany GmbH, Milacron-Mexicana Sales S.A. de C.V., Milacron Mexico Plastics Services S.A. de C.V. and Milacron India Private Limited.
“Seller Companies IP Agreements” has the meaning set forth in Section 3(k)(iv).
“Seller DC Plan” has the meaning set forth in Section 6(b)(vii).
“Seller Fundamental Representations” has the meaning set forth in the definition of Fundamental Representations.
“Seller Indemnified Persons” has the meaning set forth in Section 9(d).
“Seller’s Accountants” means Ernst & Young.
“Seller’s Knowledge” means the actual knowledge of the individuals set forth on Schedule 1(a)(v), after due inquiry.

“Shared R&W Costs” has the meaning set forth in Section 5(l).

“Short Form Mexico Intellectual Property Transfer Agreement” has the meaning set forth in Section 2(l)(i)(F)
“Solvent” means, with respect to any Person, that (i) such Person is able to pay its debts and other Liabilities as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay as such debts and Liabilities mature in the normal course of business, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital, (iv) the fair value of the assets (including cash) of such Person is greater than the total amount of Liabilities of such Person and (v) the present fair saleable value of the assets (including cash) of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured in the normal course of business. In computing the amount of contingent Liabilities at any time, it is intended that such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.
“Specified Event” has the meaning set forth on Schedule 1(a)(iii).

“Statement of Objections” has the meaning set forth in Section 2(i)(iv).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person, (ii) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person, or (iii) representing more than fifty percent of such Person’s profits are at the time directly or indirectly owned by such Person.
“Tangible Personal Property” has the meaning set forth in Section 2(c)(vii).
“Target Working Capital” means $13,788,000.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, social security, unemployment, estimated, excise, goods and services, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and including amounts owed as a result of having been a member of a consolidated, affiliated, unitary or similar tax group.
“Tax Returns” means a return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means anywhere in the world.
“Third Party” means any Person other than the Parties or their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 9(k)(i).
“Third Party Claim Notice” has the meaning set forth in Section 9(k)(i).
“Transaction Agreements” means this Agreement, the Transfer Instrument, the Asset Transfer Instruments, the India Transaction Documents, the Mexico Transaction Agreements, and the Transition Services Agreement.
“Transfer Date” means, (i) in respect of all Employees in the United States, the date following the Closing Date (to be decided by Buyer, provided that Buyer shall provide Seller and any applicable Seller Company with at least 15 calendar days’ prior notice) on which such Employees transfer their Employment from the applicable Seller Company to Buyer or an Affiliate of Buyer; (ii) in respect of the Mexico Transferred Employees, the Mexico Deferred Closing Date; and (iii) in respect of the India Transferred Employees, the India Deferred Closing Date.
“Transfer Instrument” means the Italy Deed of Transfer.

“Transferred Assets” has the meaning set forth in Section 2(c).
“Transferred Companies” means Uniloy Italy and any direct or indirect subsidiary of any of the foregoing.
“Transferred Company Benefit Plan” means any Employee Benefit Plan that is maintained solely by one or more Transferred Companies.
“Transferred Employees” has the meaning set forth in Section 6(b)(ii).
“Transition Services Agreement” has the meaning set forth in the preamble.
“U.K. Assignment and Assumption Agreement” has the meaning set forth in Section 2(h)(i)(H).
“U.K. Bill of Sale” has the meaning set forth in Section 2(h)(i)(D).
“U.K. Pension Plan” means the legacy Milacron U.K. Ltd. defined benefit pension scheme.
“Undisputed Amounts” has the meaning set forth Section 2(i)(v).
“Uniloy-Brand” means any of the following brands: (i) Uniloy, (ii) Rainville, (iii) Comec, (iv) Moretti, (v) Liberty, and (vi) B&W.
“Uniloy Italy” has the meaning set forth in Section 2(c)(xiii).
“Uniloy Italy Quotas” has the meaning set forth in Section 3(f).
“Uniloy Italy Spin-Off” means the divestiture, prior to Closing, of certain assets of Uniloy Italy exclusively related to Seller’s Mold Masters business as well as assets and liabilities exclusively related to the injection molding business, assets and liabilities exclusively related to new manufactured blow molding machinery and certain other accounts payable, accounts receivable, and cash, consummated by Uniloy Italy substantially as described and with respect to the assets and liabilities identified on Exhibit O or in a similar form of spin-off transaction under Italian law providing for materially the same business result as the transaction described on Exhibit O.
“U.S. Assignment and Assumption Agreement” has the meaning set forth in Section 2(h)(i)(F).
“U.S. Bill of Sale” has the meaning set forth in Section 2(h)(i)(B).
“Working Capital” means current assets of the Business minus current liabilities of the Business, in each case calculated in accordance with the Working Capital Methodologies.
“Working Capital Adjustment Amount” has the meaning set forth in Section 2(i)(ii)(A).
“Working Capital Difference” has the meaning set forth in Section 2(i)(ii)(A).

“Working Capital Methodologies” has the meaning set forth in Section 2(i)(i).
(b) Interpretation. The following rules of interpretation will apply in this Agreement.
(i)     The term “including” means “including without limitation”.

(ii)     The words “herein”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole, and not to any particular Section or Subsection in this Agreement.

(iii)     Whereas clauses, headings and subtitles included herein are inserted for convenience only and do not affect the construction hereof, words denoting the singular include the plural and vice versa, and words denoting one gender include each gender and all genders.

(iv)     Unless otherwise provided for herein, if a period of time is specified as from a given day or from the day of an act or event, it shall be calculated exclusive of that day and including the relevant last day of this period of time.

(v)     The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(vi)     Where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

(vii) Unless the context otherwise requires, references herein to:

(A)	a month, quarter and year are references to a month, quarter and year of the Gregorian Calendar;
(B) Whereas, Sections, Subsection, Exhibit or Schedule refer to the appropriate recitals, sections, subsections, exhibits or schedules hereof;
(C) a document, instrument and agreement are references to such document, instrument and agreement (including schedules thereto and, where applicable, any of its provisions) as amended, modified, varied, supplemented, novated or replaced and in effect at the time any such reference is operative, provided, however, that the foregoing shall not apply to any reference to a document, instrument or agreement contained in Section 3 including, for the avoidance of doubt, Material Contracts;
(D) a Party includes its permitted successors and assigns;

(E)
Laws are construed as references to such Laws as modified, amended, consolidated, extended or re-enacted and in effect at the time any such reference is operative, and include any administrative guidances, orders, regulations, instruments or other subordinate legislation made under the relevant Laws; and

(F)
an authority, association or body whether statutory or otherwise are, if and when any such authority, association or body ceases to exist or being reconstituted, renamed or replaced or the powers or functions thereof being transferred to any other authority, association or body, references respectively to the authority, association or body established or constituted in lieu thereof or as nearly as may be succeeding to the powers or functions thereof.

Section 2.    Divestiture, Closing, and Conditions Precedent.
(a)        Consummation of Divestiture. On the Closing Date (or in the case of (i) the Mexico Seller Companies, at the Mexico Deferred Closing Date of the Mexico Deferred Business or (ii) the India Seller Company, at the India Deferred Closing Date of the India Deferred Business), Buyer and Seller shall consummate the Divestiture through the execution and consummation of the Transfer Instrument, the Asset Transfer Instruments, India Transaction Documents and the Transition Services Agreement.
(b)        Purchase Price. The purchase price payable to Seller for the Divestiture shall be Fifty-Two Million Dollars ($52,000,000) (the “Purchase Price”) (subject to adjustment as set forth in this Section 2(b) and Section 2(i) below and for the avoidance of doubt exclusive of any applicable Taxes). Buyer shall pay to Seller the Purchase Price, minus the Estimated Closing Indebtedness, minus the amount allocable to the price of the Transferred Assets of the India Deferred Business pursuant to the Allocation Schedule, plus cash in the Italian bank account(s) of Uniloy Italy in an amount not to exceed the net Liabilities of the Italy TFR Plan (the “Italy Cash”). The Purchase Price, as adjusted pursuant to the foregoing sentence, shall be paid by wire transfer of immediately available funds to such account of Seller as notified to Buyer by Seller, payable on the Closing Date and allocable as described in Section 2(j) of this Agreement.
(c)        Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, effective as of the Closing (or in the case of (i) the Mexico Seller Companies, effective at the Mexico Deferred Closing of the Mexico Deferred Business or (ii) the India Seller Company, effective at the India Deferred Closing of the India Deferred Business) (except as otherwise provided below), Sellers shall (or shall cause its Affiliates to) sell, assign, transfer and convey to Buyer, and Buyer shall (or shall cause its Affiliates to) purchase from Seller or its Affiliates, free and clear of all Liens (other than Permitted Liens, except with respect to the equity interests in Uniloy Italy, which shall be free and clear of all Liens including any Permitted Liens), all Seller’s or such Affiliate’s right, title and interests in and to the following assets used in the Business (the “Transferred Assets”):
(i)    the accounts or notes receivable exclusively related to the Business and reflected in the Closing Working Capital;

(ii)    the inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller Companies exclusively related to the Business and reflected in the Closing Working Capital (collectively, “Inventory”);
(iii)    all contracts set forth on Section 2(c) of the Disclosure Schedule, all contracts exclusively related to the Business, all Material Contracts, all Contractor/Consultant Non-Disclosure Agreements, and all Employee Non-Disclosure Agreements (which, for the avoidance of doubt will transfer on the date that the employee who executed such agreement transfers employment from the Seller Companies to the Buyer or an Affiliate of Buyer (collectively, the “Assigned Contracts”);
(iv)    all Intellectual Property owned or purported to be owned, in whole or part, by the Seller Companies which is exclusively used in the Business (collectively, the “Assigned IP”), including:
(A)    Patents exclusively used in the Business (including all provisional applications, continuation and continuation-in-part applications, continued prosecution applications, and substitute and divisional applications claiming the benefit of the filing date of or priority to the foregoing; all patents of addition of the foregoing; all continued examinations, re-examinations, inter partes review and post-grant review certificates of the foregoing; all amendments, reissues, and extensions of the foregoing; all divisional, validations, supplementary perfection certifications and extensions of the foregoing; all patents or patent applications that claim priority to or from the foregoing, including the Patents listed on Section 3(k)(ii) of the Disclosure Schedule; and all inventions claimed by any of the foregoing; all rights to claim priority to the foregoing under any of the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty and applicable bilateral or multilateral treaties;
(B)    Trademarks exclusively used in, or necessary for the Business including the Trademarks listed on Section 3(k)(ii) of the Disclosure Schedule, and all the goodwill of the Business connected with the use of and symbolized by the foregoing;
(C)    domain names exclusively used in the Business, including the domain names listed in Section 3(k)(ii) of the Disclosure Schedule;
(D)    Copyrights exclusively used in the Business, including the Copyrights listed on Section 3(k)(ii) of the Disclosure Schedule ;
(E)    Software exclusively used in, or necessary for the Business, including all source code, object code, data files, libraries, tools and utilities, functional and business requirements documentation, specifications, and user documentation, including the Software listed on Section 3(k)(ii) of the Disclosure Schedule but excluding the Software listed on Section 2(d)(iv) of the Disclosure Schedule;

(F)    all rights to request, apply for, file and register the foregoing, and all registrations and applications for any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world;
(G)    all beneficial rights pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign any of the foregoing Intellectual Property to a Seller Company;
(H)    all rights of action arising from any the foregoing, including all claims for damages or equitable remedies by reason of present, past and future infringement or violation of the foregoing, all defenses relating to or arising from any of the foregoing, and all income, royalties and any other payments now and hereafter due and/or payable to the assignor in respect of the foregoing;
(I)    any and all: (i) documentation or other tangible embodiments that comprise, embody, disclose or describe the foregoing, including engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code embodied in media or firmware and (ii) files related to the prosecution or enforcement of any of the foregoing, including such patent, trademark or copyright prosecution or enforcement files in the custody of Seller’s outside legal counsel, and all attorney client privileges and work product immunities associated with such files and such prosecution and enforcement;
(J)    all Intellectual Property related to blow molding developed, owned, licensed, used or held for use by any Seller Company, including all rights to sue for past infringement and all documentation and opinions held in legal files except to the extent set forth on Section 2(d)(iv) of the Disclosure Schedule; and
(v)    all IT Assets exclusively related to the Business and all Company Data related to the Business or the Transferred Employees (provided that Seller may retain copies and have access to all such Company Data existing prior to the Closing Date to the extent necessary for the Buyer Restricted Business of Seller);
(vi)    all telephone and fax numbers primarily used in the Business;
(vii)    all furniture, fixtures, equipment, supplies and other tangible personal property used by the Business located in Tecumseh, Michigan and, for those located elsewhere, all furniture, fixtures, equipment, supplies and other tangible personal property used primarily in the Business, except those items listed on Section 2(d)(iv) of the Disclosure Schedule (the “Tangible Personal Property”);
(viii)    all of Seller Companies’ leasehold interests in the Leased Real Property;
(ix)    all Permits required to operate the Business, except for any Permit listed on Section 2(d)(iv) of the Disclosure Schedule;

(x)    all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to the Business or any Transferred Asset and reflected in the Closing Working Capital;
(xi)    all of Seller’s rights under warranties, indemnities and all similar rights against Third Parties to the extent related to the Business, without prejudice to Seller’s rights against Third Parties to the extent not related to the Business;
(xii)    originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), personnel files for the Transferred Employees (effective as of the applicable Transfer Date), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business, Uniloy Italy or the Transferred Assets (provided that Seller Companies may retain copies and have access to each of the foregoing existing prior to the Closing Date and necessary for the Buyer Restricted Business of Seller);
(xiii)    all of the equity interests in Uniloy Milacron s.r.l. (“Uniloy Italy”), free and clear of all Liens;
(xiv)    for the avoidance of doubt, the Parties acknowledge that all assets in and rights and contracts relating to the Italy TFR Plan will remain with Uniloy Italy and will transfer to Buyer pursuant to the transfer of all of the equity interests in Uniloy Italy; and
(xv)    the other assets set forth on Section 2(c)(xv) of the Disclosure Schedule.
(d)    Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2(c) or elsewhere in this Agreement, the following assets (the “Excluded Assets”) are not part of the transaction contemplated herein, are excluded from the Transferred Assets and shall remain the property of Seller or its relevant Affiliate after the Closing (or in the case of (i) Mexico Seller Companies, after the Mexico Deferred Closing and (ii) the India Seller Company, after the India Deferred Closing):
(i)    all assets of Seller and its Affiliates that are not used in or related to the Business;
(ii)    all assets related to the U.K. Pension Plan;
(iii)    all Seller Benefit Plans other than the Italy TFR Plan (in each case, including all assets, rights and contracts relating to the relevant Seller Benefit Plan); and
(iv)    all assets listed on Section 2(d)(iv) of the Disclosure Schedule.

(e)    Assumed Liabilities. On and subject to the terms and conditions of this Agreement, effective as of the Closing (or in the case of any applicable Liabilities of (i) Mexico Seller Companies, after the Mexico Deferred Closing or (ii) the India Seller Company, after the India Deferred Closing), Buyer shall assume and agree to discharge only the following Liabilities (the “Assumed Liabilities”):
(i)    all trade accounts payable of Seller Companies in connection with the Business that remain unpaid as of the Closing Date to the extent reflected in the Closing Working Capital;
(ii)    all Liabilities and obligations arising under or relating to the Assigned Contracts after the Closing Date or, in respect of the Mexico Seller Companies in connection with Assigned Contracts related to the Mexico Deferred Business, after the Mexico Deferred Closing Date, or, in respect of the India Seller Company in connection with the India Assigned Contracts, after the India Deferred Closing Date, or that are otherwise reflected in Working Capital and, for the avoidance of doubt, excluding all Liabilities under contracts with respect to machines manufactured by the Seller Companies outside of North America;
(iii)    all product warranty claims relating to the Business with respect to machines manufactured by the Seller Companies in North America prior to the Closing;
(iv)    for the avoidance of doubt, the Parties acknowledge that all Liabilities in the Italy TFR Plan will remain with Uniloy Italy and will transfer to Buyer pursuant to the transfer of all of the equity interests in Uniloy Italy; and
(v)    all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Transferred Assets after the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, after the Mexico Deferred Closing and the India Deferred Closing, respectively (other than Retained Liabilities);
(vi)    all Liabilities and obligations set forth on Section 2(e)(vi) of the Disclosure Schedule.
(f)    Retained Liabilities. The Retained Liabilities shall remain the sole responsibilities of Seller and shall be retained, performed and discharged solely by Seller or its relevant Affiliate. “Retained Liabilities” means every Liability of Seller Companies other than the Assumed Liabilities and every Liability of Uniloy Italy not related to the Business. Without limiting the foregoing, Retained Liabilities shall include the following:
(i)    Liabilities arising out of the termination of employment by Seller, any Seller Company or any of their respective Affiliates of any employee of Seller, any Seller Company or any of their respective Affiliates, including all severance payments;
(ii)    Liabilities arising out of or in connection with (x) the Uniloy Italy Spin-Off or (y) commissions or severance indemnities due to Uniloy Italy dealers (procacciatori d’affari or agenti commerciali);

(iii)    Liabilities arising out of or in connection with the Seller Benefit Plans other than the Italy TFR Plan, including (i) the U.K. Pension Plan and (ii) any underfunded welfare, severance, benefits and/or pension plans;
(iv)    Liabilities arising out of or in connection with the wind down of operations at the Seller’s facility in Policka, Czech Republic;
(v)    Liabilities with respect to machines manufactured by the Seller Companies outside of North America, including, for the avoidance of doubt, any Liabilities with respect to the suit filed in Pau, France by Global Packaging SASU against Uniloy Italy;
(vi)    Liabilities arising out of or in connection with any Business Transaction Expenses of any Seller Company including, for the avoidance of doubt, Uniloy Italy;
(vii)    Retained Environmental Liabilities; and
(viii)    Liabilities and obligations for Taxes relating to any Seller Company other than Uniloy Italy, and Liabilities and obligations for Taxes relating to Uniloy Italy that accrue prior to the Closing Date.
(g)    Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place on the second Business Day after all of the conditions to Closing set forth in Sections 7(a) and (b) are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall take place remotely by electronic or facsimile transmissions (with originals promptly to follow), in either case, commencing at 9 A.M. local time in Cincinnati, Ohio, U.S.A. on the Closing Date.
(h)    Closing Actions.
(i)    Seller’s Closing Deliveries. At or prior to the Closing, Seller shall deliver (or shall cause to be delivered) to Buyer the following:
(A)    At least three Business Days prior to the Closing Date, a statement reasonably acceptable to Buyer (the “Estimated Statement”) containing (i) the Pro Forma Financials, (ii) a good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the amount of Italy Cash and (iv) Seller’s calculation of the Purchase Price to be paid pursuant to Section 2(b) (the “Estimated Purchase Price”), based on the Estimated Closing Indebtedness and Italy Cash, including wire instructions for all of the payments to be made by Buyer or caused by Buyer to be made pursuant to Section 2(b) and such schedules and data as may be appropriate to support the Estimated Purchase Price.
(B)    A bill of sale in the form of Exhibit A hereto (the “U.S. Bill of Sale”) transferring certain tangible personal property included in the Transferred Assets to

Buyer, executed by each of Seller, Milacron Marketing Company LLC, and Milacron Plastics Technologies Group LLC;
(C)    A bill of sale in the form of Exhibit B hereto (the “Czech Bill of Sale”) transferring certain tangible personal property included in the Transferred Assets to Buyer, executed by each of Tirad s.r.o. and Milacron Czech Republic S.P.O.L. s.r.o.;
(A)    A bill of sale in the form of Exhibit D hereto (the “U.K. Bill of Sale”) transferring certain tangible personal property included in the Transferred Assets to Buyer, executed by Milacron U.K. Ltd.;
(B)     A Sale and Assignment and Assumption Agreement in the form of Exhibit E hereto (the “Germany Sale and Assignment and Assumption Agreement”) transferring certain tangible personal property included in the Transferred Assets to Buyer and affecting the assignment to and assumption by Buyer of certain of the Transferred Assets and Assumed Liabilities, executed by Uniloy Milacron Germany GmbH;
(C)    an assignment and assumption agreement in the form of Exhibit G hereto (the “U.S. Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of certain of the Transferred Assets and the Assumed Liabilities, executed by Seller, Milacron Marketing Company LLC and Milacron Plastics Technologies Group LLC;
(D)    an assignment and assumption agreement in the form of Exhibit H hereto (the “Czech Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of certain of the Transferred Assets and the Assumed Liabilities, executed by each of Tirad s.r.o. and Milacron Czech Republic S.P.O.L. s.r.o.;
(E)    an assignment and assumption agreement in the form of Exhibit J hereto (the “U.K. Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of certain of the Transferred Assets and the Assumed Liabilities, executed by Milacron U.K. Ltd.;
(F)    a deed of transfer in the form of Exhibit M, Section 1 hereto (the “Italy Deed of Transfer”) transferring the entire quota capital of Uniloy Italy to Buyer, duly executed by Milacron B.V. before an Italian notary public;
(G)    employment agreements, each in the forms attached as Exhibit R hereto (the “Employment Agreements”) duly executed by the respective Key Employee;
(H)    a certificate, dated the Closing Date, signed on behalf of Seller by a duly authorized officer, to the effect that (1) the representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications), other than the Seller Fundamental Representations, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for Breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Seller’s ability to execute, deliver or perform this Agreement or any of the Transaction Agreements (other than the Mexico Transaction Agreements, which shall be executed on the Mexico Deferred Closing Date, and the India Transaction Documents, which shall be executed on the India Deferred Closing Date), or to timely consummate the Contemplated Transactions, and (2) each of the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date;
(I)    a certificate, dated the Closing Date, signed on behalf of Seller, attaching thereto copies of resolutions of each Seller Company authorizing the execution and delivery of all Transaction Agreements to which such Seller Company is a party (other than the Mexico Transaction Agreements, which shall be executed on the Mexico Deferred Closing Date, and the India Transaction Documents, which shall be executed on the India Deferred Closing Date), and the performance of the Contemplated Transactions, on behalf of such Seller Company and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect and (z) such documents have not been amended, modified or rescinded;
(J)    copies of all authorizations and consents that any Seller Company is required to obtain and notices that any Seller Company is required to provide (x) in connection with the consummation of the Contemplated Transactions and (y) pursuant to applicable Law, if any.
(K)    a certificate of each Seller Company party to the U.S. Assignment and Assumption Agreement acceptable to Buyer in form and substance as required under applicable Treasury Regulations certifying that such Seller Company is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code;
(L)    the Intellectual Property Agreements, each in the forms attached as Exhibit Q hereto and duly executed by the applicable Seller Companies;
(M)    all corporate books of Uniloy Italy;
(N)    reasonable and customary lien release letters between the applicable Seller Companies and any Person holding a Lien on all or part of the Transferred Assets, in each case, affirmatively stating that all Liens in favor of the secured parties over such Transferred Assets shall be deemed released and such secured parties will execute and deliver customary releases and termination statements to the extent reasonably required to evidence such release;
(O)    a Tax Clearance Certificate from the Michigan Department of Treasury, stating that no applicable Taxes are due with respect to the Business or the Transferred Assets; and
(P)    any equityholder consents of the Seller Companies required under applicable Law as a result of the Contemplated Transactions, including, without limitation, Uniloy Milacron Germany GmbH.
(ii)    Buyer’s Closing Deliveries. Buyer shall deliver (or shall cause to be delivered) to Seller the following:
(A)    the U.S. Assignment and Assumption Agreement, the Czech Assignment and Assumption Agreement, the German Assignment and Assumption Agreement, each duly executed by Buyer or by an Affiliate of Buyer;
(B)    the Intellectual Property Agreements, each in a form mutually agreeable to Seller and Buyer and duly executed by Buyer or by an Affiliate of Buyer;
(C)    each Employment Agreement, duly executed by Buyer or by an Affiliate of Buyer;
(D)    a certificate, dated the Closing Date, signed on behalf of Buyer by an authorized officer, to the effect that the conditions set forth in Section 7(b) have been satisfied and that the representations and warranties in Section 4 are true, correct and accurate in all material respects;
(E)    a certificate, dated the Closing Date, signed on behalf of Buyer attaching thereto copies of the resolutions of Buyer’s board of directors authorizing the execution and delivery of all Transaction Agreements (except for the Mexico Transaction Agreements and the India Transaction Documents), and the performance of the Contemplated Transactions, on behalf of Buyer and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect and (z) such documents have not been amended, modified or rescinded; and
(F)    the Italy Deed of Transfer transferring the entire quota capital of Uniloy Italy to Buyer, duly executed by Buyer before an Italian notary public.
(iii)    Additional Documents. Each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by applicable Law, to fulfill its obligations under the Transaction Agreements. In particular, on the Closing Date, simultaneously with the execution of the Italy Deed of Transfer pursuant to the above points (i)(N) and (ii)(E) of this letter (h), the Seller and the Buyer shall cause the actions listed under Exhibit M, Section 2, to be fulfilled (the actions listed under Exhibit M, Section 2, are hereinafter referred to as the “Italian Closing Actions”).
(iv)    Payment of Purchase Price. Buyer shall pay the Purchase Price, as adjusted in accordance with Section 2(b) and Section 2(h)(i)(A), to Seller via wire transfer of immediately available funds to the U.S. account or accounts specified by Seller prior to the Closing. At the Closing, the amount allocable to the price of the Transferred Assets of the Mexico Deferred Business shall be delivered by Buyer to Seller in escrow, which amount for the avoidance of doubt is part of and included in the Purchase Price. Seller agrees to hold this amount in escrow and shall disburse this escrow amount to the Mexico Seller Companies, as the case may be, at the Mexico Deferred Closing Date and upon consummation of the Mexico Deferred Closing, in accordance with specific price amounts set forth in the Allocation Schedule for the purchase of the Transferred Assets in Mexico and in accordance with the Mexico Bills of Sale. At the India Deferred Closing, the amount allocable to the price of the Transferred Assets of the India Deferred Business pursuant to the Allocation Schedule shall be delivered by India Buyer to the India Seller Company, in accordance with specific price amounts set forth in the Allocation Schedule for the purchase of the Transferred Assets in India and in accordance with the India Asset Transfer Agreements.
(i)    Purchase Price Adjustment.
(i)    Post-Closing Adjustment. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Indebtedness and Closing Working Capital, which statement shall contain a balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”), prepared in accordance with the methodologies set forth on Schedule 2(i) (the “Working Capital Methodologies”).
(ii)    The post-closing adjustment shall be an amount determined as follows:
(A)    an amount equal to the Closing Working Capital minus the Target Working Capital (the “Working Capital Difference”), which amount may be positive or negative. To the extent that the Working Capital Difference is a positive number and its absolute value exceeds $900,000, then the Working Capital Adjustment Amount shall be such positive amount. To the extent that the Working Capital Difference is a negative number and its absolute value exceeds $900,000, then the Working Capital Adjustment Amount shall be such negative amount. In the event that the absolute value of the Working Capital Difference exceeds $900,000, then the Working Capital Difference (which amount may be positive or negative) shall be referred to as the “Working Capital Adjustment Amount”. For the avoidance of doubt, in the event that the absolute value of the Working Capital Difference is less than or equal to $900,000, then the Working Capital Adjustment Amount shall be equal to Zero Dollars ($0).
(B)    an amount equal to the Closing Indebtedness minus the Estimated Closing Indebtedness (the “Indebtedness Difference”), which amount may be positive or negative.

(C)    an amount (the “Business Transaction Expenses Adjustment Amount”) equal to the aggregate Business Transaction Expenses paid by Buyer or any of its Affiliates following the Closing.
(D)    the amount equal to the Working Capital Adjustment Amount minus the Indebtedness Difference, minus the Business Transaction Expenses Adjustment Amount shall be referred to as the “Post-Closing Adjustment.” If the Post-Closing Adjustment is a positive number, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, then Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment.
(iii)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have reasonable access to the books and records, the personnel of, and, subject to entering into customary access letter(s), work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.
(iv)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(v)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of BDO USA, LLP or, if BDO USA, LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s

Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve, based solely on written submissions by Buyer and Seller and their respective representatives, and not by independent review, the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. No Party shall have any ex parte communications with the Independent Accountants without the prior consent of Buyer, in the case of communications by the Seller Companies, or Seller, in the case of communications by Buyer. In resolving any disputed item, the independent accounting firm shall be bound by the applicable definitions set forth in this Agreement and the other requirements of this Section. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(vi)    Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(vii)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.
(viii)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within fifteen Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within fifteen Business Days of the resolution described in clauses (iv) or (vii); and (B) be paid by wire transfer of immediately available funds to such U.S. account as is directed by Buyer or Seller, as the case may be.
(ix)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2(i) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(j)    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Transferred Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”), which shall be prepared in accordance with the principles set forth on Schedule 2(j). The Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty days following delivery to Seller of the Allocation Schedule, such dispute shall be resolved by the

Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. When in accordance with local Law and/or tax requirements the price allocation of the Transferred Assets at each involved jurisdiction require an itemized price allocation of those specific local Transferred Assets, Buyer and Seller shall agree on a further detailed item by item breakdown purchase allocation under the applicable Asset Transfer Instrument(s).
(k)    Mexico Deferred Closing. Unless otherwise agreed by the Parties to consummate the transfer of the Mexico Deferred Business at Closing instead of at the Mexico Deferred Closing, the closing of the transfer of the Mexico Deferred Business (the “Mexico Deferred Closing”) shall take place on or prior to December 31, 2019 after all of the conditions to the Mexico Deferred Closing set forth in Section 7(c) and (d) are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Mexico Deferred Closing Date), or at such other time as the Parties may mutually agree. The date on which the Mexico Deferred Closing occurs is referred to herein as the “Mexico Deferred Closing Date”. The Mexico Deferred Closing shall take place remotely by electronic or facsimile transmissions (with originals promptly to follow), in either case, commencing at 9 A.M. local time in Mexico City, Mexico on the Mexico Deferred Closing Date.
(l)    Mexico Deferred Closing Actions.
(i)    Seller’s Mexico Deferred Closing Deliveries. At or prior to the Mexico Deferred Closing (as the case may be), Seller shall deliver (or shall cause Mexico Seller Companies to deliver) to Buyer the following:
(A)    (i) A bill of sale in the form of Part A of Exhibit C hereto (the “Mexico Tangible Personal Property Bill of Sale”) transferring certain tangible personal property included in the Mexican Transferred Assets to Buyer, executed by each of Mexico Seller Company, as the case may be; and (ii) a bill of sale in the form of Part B of Exhibit C hereto (the “Mexico Inventory Bill of Sale”) transferring certain inventory included in the Mexican Transferred Assets to Buyer, executed by each Mexico Seller Company, as the case may be, as along with official CFDI tax invoices in PDF and XLM format for the Transferred Assets in Mexico by category of assets, segregating imported Inventory subject to a first sale after their importation into either of the Mexico Seller Companies, as the case may be, from Inventory acquired locally by any Mexico Seller Company, issued by each Mexico Seller Company, as the case may be, and upon payment, an official payment support tax invoice supplement in PDF and XLM format for each CFDI tax invoice, invoices which shall meet all tax requirements applicable in Mexican Law for deductible purposes and the invoices on the transfer of imported Inventory shall in addition meet the requirements applicable in Mexican Law for imported goods. Not less than 5 (five) Business Days prior to the Mexico Deferred Closing Date, Seller shall provide or shall cause the Mexico Seller Companies, as the case may be, to provide Buyer or its designee with the pro-form invoices each will electronically issue on the Mexico Deferred Closing Date, for review and sign-off of the asset description by Buyer;

(B)    an assignment and assumption agreement in the form of Exhibit N hereto (the “Mexico Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of certain of the Transferred Assets and Assumed Liabilities pertaining to the Mexico Deferred Business, including but not limited to certain clients and suppliers, executed by each Mexico Seller Company;
(C)    a certificate, dated the Mexico Deferred Closing Date, signed on behalf of Seller by a duly authorized officer, to the effect that (1) the representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications), other than the Seller Fundamental Representations, shall be true and correct as of the date hereof and as of the Mexico Deferred Closing Date in respect of the Mexico Deferred Business as though made on and as of the Mexico Deferred Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for Breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Companies’ ability to execute, deliver or perform any of the Mexico Transaction Agreements, or to timely consummate the Mexico Transaction Agreements, and (2) each of the Seller Fundamental Representations shall be true and correct in all respects, in respect of the Mexico Deferred Business, as of the date hereof and as of the Mexico Deferred Closing Date as though made on and as of the Mexico Deferred Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date;
(D)    a certificate, dated the Mexico Deferred Closing Date, signed on behalf of Seller, attaching thereto copies of resolutions of each Mexico Seller Company authorizing the execution and delivery of all Mexico Transaction Agreements to which such Mexico Seller Company is a party, and the performance of the transactions contemplated thereon, on behalf of such Mexico Seller Company and certifying, as applicable, that (x) such copies are complete and correct copies of such documents; (y) such documents are in full force and effect; and (z) such documents have not been amended, modified or rescinded;
(E)    copies of all authorizations and consents that any Mexico Seller Company is required to obtain and notices that any Mexico Seller Company is required to provide (x) in connection with the consummation of the transactions contemplated herein and on the Mexico Transaction Agreements and (y) pursuant to applicable Law, if any;
(F)    a Spanish-language short form Intellectual Property Agreement for recordation of the assignment of Trademarks registered in Mexico, in a form mutually agreeable to Seller and Buyer and duly executed by Seller and Buyer (the “Short Form Mexico Intellectual Property Transfer Agreement”);

(G)    an employer substitution agreement in a form agreeable to Buyer, duly executed by Milacron Mexico Plastics Services S.A. de C.V. for the transfer of the Mexico Transferred Employees in Mexico along with originally signed copies of the employment agreements executed between Milacron Mexico Plastics Services, S.A. de C.V. and each Mexico Transferred Employee in Mexico, the executed data privacy notice from each of these employees supporting that Milacron Mexico Plastics Services S.A. de C.V. is entitled to transfer their data privacy to a third party, and a notice from Milacron Mexico Plastics Services S.A. de C.V. to each Transferred Employee in Mexico informing such Transferred Employee of the employer substitution, duly executed by the relevant employee (the “Mexico Employee Transfer Documents”); and
(H)    notarial instruments memorializing each Mexico Seller Company corporate resolutions vesting powers of attorney to sign, as the case may be, the Mexico Transaction Agreements.
(ii)    Buyer’s Mexico Deferred Closing Deliveries. At or prior to the Mexico Deferred Closing (as the case may be), Buyer shall deliver (or shall cause to be delivered) to Seller the following:
(A)    the Mexico Assignment and Assumption Agreement, duly executed by Buyer or by an Affiliate of Buyer;
(B)    payment by the Affiliate of Buyer acquiring the assets of the Mexico Deferred Business to the relevant Mexico Seller Company of Impuesto al Valor Agregado (IVA) on the price allocated under the Mexico Bills of Sale;
(C)    a certificate, dated the Mexico Deferred Closing Date, signed on behalf of Buyer by an authorized officer, to the effect that the conditions set forth in Section 7(d) have been satisfied and that the representations and warranties in Section 4, in respect of the closing of the transfer of the Mexico Deferred Business, are true, correct and accurate in all material respects;
(D)    a certificate, dated the Mexico Deferred Closing Date, signed on behalf of Buyer attaching thereto copies of the resolutions of Buyer’s board of directors or shareholders’ meeting, as applicable, authorizing the execution and delivery of all Mexico Transaction Agreements, and the performance of the Contemplated Transactions, on behalf of Buyer and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect and (z) such documents have not been amended, modified or rescinded;
(E)    the Mexico Bills of Sale, duly executed by an Affiliate of Buyer;
(F)    the Mexico Employee Transfer Documents requiring execution by an Affiliate of Buyer, duly executed by an Affiliate of Buyer;

(G)    the Short Form Mexico Trademarks Transfer Agreement, duly executed by Buyer; and
(m)    India Deferred Closing. Unless otherwise agreed by the Parties to consummate the transfer of the India Deferred Business at Closing instead of at the India Deferred Closing, the closing of the transfer of the India Deferred Business (the “India Deferred Closing”) shall take place on or prior to December 31, 2019 after all of the conditions to the India Deferred Closing set forth in Section 7(e) and (f) are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the India Deferred Closing Date), or at such other time as the Parties may mutually agree. The date on which the India Deferred Closing occurs is referred to herein as the “India Deferred Closing Date”. The India Deferred Closing shall take place remotely by electronic or facsimile transmissions (with originals promptly to follow), in either case, commencing at 9 A.M. local time in Mumbai, India on the India Deferred Closing Date.
(n)    India Deferred Closing Actions.
(i)    Seller’s India Deferred Closing Deliveries. At or prior to the India Deferred Closing (as the case may be), Seller shall deliver (or shall cause the India Seller Company to deliver) to Buyer the following:
(A)    each of the India Asset Transfer Agreements, duly stamped and executed by the India Seller Company;
(B)    an assignment and assumption agreement in the form of Exhibit N hereto (the “India Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of certain of the Transferred Assets and Assumed Liabilities pertaining to the India Deferred Business, including but not limited to certain clients and suppliers, duly stamped and executed by each India Seller Company;
(C)    a Tax invoice for sale to India Buyer in relation to the sale and transfer of the India Transferred Assets in the form of Exhibit L hereto (the “India Tax Invoice”) separately indicating the Taxes charged on such invoice, executed by India Seller Company;
(D)    letters executed by each of the India Transferred Employees and India Seller Company recording the commencement of their employment with Indian Buyer and cessation of employment of the India Transferred Employees with India Seller Company, with effect from the Transfer Date in the form of Part B of Exhibit K hereto (the “India Employees Acceptance Letter”);
(E)    a certificate from a chartered accountant (authorized under the Laws of India to practice in India) certifying that for the period up to the Closing Date: (i) no proceedings have been initiated or are pending in relation to India Seller Company and/or any Transferred Assets under the (Indian) Income Tax Act, 1961; and (ii) there are no liabilities for payment of taxes or any other sum in relation to the

Transferred Assets, as per the provisions of Section 281 of the (Indian) Income Tax Act, 1961;
(F)    a certificate, dated the India Deferred Closing Date, signed on behalf of Seller by a duly authorized officer, to the effect that (1) the representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications), other than the Seller Fundamental Representations, shall be true and correct as of the date hereof and as of the India Deferred Closing Date in respect of the India Deferred Business as though made on and as of the India Deferred Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for Breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Companies’ ability to execute, deliver or perform any of the India Transaction Documents, or to timely consummate the India Transaction Documents, and (2) each of the Seller Fundamental Representations shall be true and correct in all respects, in respect of the India Deferred Business, as of the date hereof and as of the India Deferred Closing Date as though made on and as of the India Deferred Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date;
(G)    a certificate, dated the India Deferred Closing Date, signed on behalf of Seller, attaching thereto copies of resolutions of the India Seller Company authorizing the execution and delivery of all India Transaction Documents to which such India Seller Company is a party, and the performance of the transactions contemplated thereon, on behalf of such India Seller Company and certifying, as applicable, that (x) such copies are complete and correct copies of such documents; (y) such documents are in full force and effect; and (z) such documents have not been amended, modified or rescinded; and
(H)    copies of all authorizations and consents that any India Seller Company is required to obtain and notices that any India Seller Company is required to provide (x) in connection with the consummation of the transactions contemplated herein and on the India Transaction Documents and (y) pursuant to applicable Law, if any.
(ii)    Buyer’s India Deferred Closing Deliveries. At or prior to the India Deferred Closing (as the case may be), Buyer shall deliver (or shall cause to be delivered) to Seller the following:
(A)    India Buyer shall deliver to the India Seller Company via wire transfer of immediately available funds to such account of the India Seller Company as notified to Buyer by Seller prior to the India Deferred Closing the amount allocable to the price of the Transferred Assets of the India Deferred Business pursuant to the Allocation Schedule;

(B)    the India Assignment and Assumption Agreement, duly stamped and executed by Buyer or by an Affiliate of Buyer;
(C)    the India Employees Acceptance Letters, executed by India Buyer;
(D)    the India Asset Transfer Agreements, duly stamped and executed by India Buyer;
(E)    the Manufacturing and Supply Agreements, duly stamped and executed by India Buyer;
(F)    a certificate, dated the India Deferred Closing Date, signed on behalf of Buyer by an authorized officer, to the effect that the conditions set forth in Section 7(e) have been satisfied and that the representations and warranties in Section 4, in respect of the closing of the transfer of the India Deferred Business, are true, correct and accurate in all material respects; and
(G)    a certificate, dated the India Deferred Closing Date, signed on behalf of Buyer attaching thereto copies of the resolutions of Buyer’s board of directors authorizing the execution and delivery of all India Transaction Documents, and the performance of the Contemplated Transactions, on behalf of Buyer and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect and (z) such documents have not been amended, modified or rescinded.
Section 3.    Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and accurate.
(a)    Organization and Existence. Each of the Seller Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Uniloy Italy is a limited liability company (società a responsabilità limitata) duly incorporated and validly existing and operating pursuant to Italian law, with full corporate power and authority to conduct its business as currently conducted and to own its assets as currently owned. The by-laws (or statuto) of Uniloy Italy updated as of 18 June 2015 registered with the Register of Enterprises of Milan are in full force and effect and since such date there has not been, and the sole director or the quotaholders’ meeting or any other corporate body of Uniloy Italy has not approved or proposed, any amendment thereto.
(b)    Authorization and Enforceability. Each of the Seller Companies has full power and authority to execute and deliver the Transaction Agreements to which each is a party and to perform its respective obligations thereunder. The Transaction Agreements have been duly executed and delivered by the relevant Seller Companies, and constitute the valid and legally binding obligation of the Seller Companies, enforceable in accordance with their terms and conditions except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar

Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity).
(c)    No Notice or Filing, etc. Except as set forth on Section 3(c) of the Disclosure Schedule, no Seller Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Body in order to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Agreements have been duly authorized by each Seller Companies.
(d)    No Violation and No Contravention. Except as set forth on Section 3(d) of the Disclosure Schedule, neither the execution and delivery of any of the Transaction Agreements, nor the consummation of the Contemplated Transactions, shall (i) conflict with, violate or result in a Breach of any provision of the certificate of incorporation, by-laws or other Organizational Documents of any Seller Company, (ii) conflict with, violate or result in a Breach of any Law to which any Seller Company is subject or (iii) conflict with, violate or result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Company is a party or parties or by which they are bound or to which any of their respective assets is subject.
(e)    Brokers. Other than Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Seller Company.
(f)    Securities. Milacron B.V. is the full and exclusive owner of record and has legal and beneficial ownership over all of the issued and outstanding quota capital of Uniloy Italy (“Uniloy Italy Quotas”) free and clear of any restrictions on transfer, Taxes, Liens, pledges, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Uniloy Italy Quotas are duly authorized and validly issued, fully paid and non-assessable, were not issued in violation of the terms of any contract or other understanding binding upon any Seller Company or their Affiliates and were issued in compliance with all applicable Laws, including securities Laws, and represent the entire voting rights and corporate capital (100%) of Uniloy Italy equal to Euro 2,000,000.00 (two million) fully paid-in. Neither Milacron B.V. nor Uniloy Italy is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require it to sell, transfer, or otherwise dispose of all or any part of the Uniloy Italy Quotas. There are no acts, resolutions, or other obligations regarding issuance of quotas, bonds, warrants, or other instruments giving a right of participation or any other financial interest in Uniloy Italy in favor of third parties. Neither Milacron B.V. nor Uniloy Italy is a party to any voting trust, proxy, rights plans, anti-takeover plans or other agreement or understanding with respect to the voting of the Uniloy Italy Quotas or the exercise of any other right attached thereto. Upon the execution of the Italy Deed of Transfer before the Italian notary public, full, exclusive and good title to the Uniloy Italy Quotas, free and clear of all restrictions on transfer, Taxes, security interests, Liens, pledges, claims, charges, options, contracts, commitments, equities, demands and encumbrances of every kind and nature whatsoever will pass to Buyer. There are no (i) convertible, exercisable or exchangeable securities relating to the issuance of equity securities of Uniloy Italy, (ii) securities of any subsidiary of Uniloy Italy reserved for issuance for any purpose; (iii) unit appreciation rights, security-based performance units, “phantom” units, profit participation or other similar rights or contracts with respect to the equity securities of Uniloy Italy; (iv) outstanding contracts to make any distribution of any kind with respect to any equity securities of Uniloy Italy or any of its subsidiaries or any securities convertible, exercisable or exchangeable into any such equity securities; or (v) any other commitments pursuant to which Uniloy Italy or any of its subsidiaries is or may become obligated to provide funds to, make an investment in, or contribute capital to, any Person. There is no distribution of dividends of Uniloy Italy which have been declared or resolved and not paid yet.
(g)    Title to Tangible Assets. The applicable Seller Company has good and marketable title to, or a valid leasehold interest in, its portion of the tangible assets included in the Transferred Assets. The Transferred Assets are free and clear of all Liens other than Permitted Liens (except with respect to the equity interests in Uniloy Italy, which shall be free and clear of all Liens including any Permitted Liens). A list of the tangible assets included in the Transferred Assets that are each valued at over $100,000 is set forth on Section 3(g) of the Disclosure Schedule.
(h)    Legal Compliance. The operation of the Business has complied in all material respects with all applicable Laws. Section 3(h) of the Disclosure Schedule sets forth a true and correct list of all Permits and other authorizations obtained from or filed with a Governmental Body with respect to the Business, and except as set forth on Section 3(h) of the Disclosure Schedule, all such Permits are in full force and effect. The Business is in compliance in all material respects with such Permits and there is no pending or, to the Seller’s Knowledge, threatened, revocation, cancellation, or suspension of any such Permit.
(i)    Tax Matters.
(i)    Except as set forth on Section 3(i)(i) of the Disclosure Schedule, each Seller Company has properly paid all Taxes with respect to the Business and Uniloy Italy that have become due prior to the Closing Date and properly prepared and timely filed all Tax Returns that it was required to file with respect to the Business and Uniloy Italy, and all such Tax Returns were complete and correct in all material respects.
(ii)    Except for such items that a Seller Company may be disputing in good faith by proceedings in compliance with applicable Law and such other items described in Section 3(i)(ii) of the Disclosure Schedule, no Seller Company is delinquent in the payment of any Tax with respect to the Business or Uniloy Italy.
(iii)    There are no Liens for Taxes upon the Transferred Assets.
(iv)    Except as set forth on Section 3(i)(iv) of the Disclosure Schedule, no Seller Company is a party to any Tax allocation, sharing or indemnification agreement (other than this Agreement and any contract, such as a loan or a lease, entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes).

(v)    All monies required to be withheld by a Seller Company and/or paid to any Governmental Body for social security, unemployment insurance, or any similar program, and all income, value added, sales, excise, use or other Taxes, in each case with respect to the Business or Uniloy Italy, have been or shall be collected or withheld and paid to the appropriate Governmental Body in material compliance with applicable Law.
(vi)    None of the Seller Companies and/or their suppliers for the Business or Uniloy Italy is enrolled or has been enrolled in any disqualified companies list for Tax purposes, nor has been requested information for, notified of or is subject to any investigation in connection therewith.
(vii)    The Taxes indicated by India Seller Company in the India Tax Invoice will be final and exhaustive of all applicable Taxes as of the India Deferred Closing Date. Neither Seller nor India Seller Company is entitled to charge any additional amount from the India Buyer or any of its Affiliates as Taxes, interest, penalty, or otherwise, arising out of or on account of any audit, scrutiny, assessment, recovery or any other proceedings; and any such additional amounts shall be payable by Seller or its Affiliates.
(viii)    No proceedings have been initiated or are pending in relation to India Seller Company that could affect any of the Transferred Assets or Uniloy Italy under the (Indian) Income Tax Act, 1961, and there are no liabilities for payment of Taxes or any other sum, as per the provisions of Section 281 of the (Indian) Income Tax Act, 1961 that could affect any of the Transferred Assets or Uniloy Italy.
(ix)    Except as set forth on Section 3(i)(ix) of the Disclosure Schedule, since January 1, 2016, no Seller Company has been subject to any investigation or non-routine visit by any Governmental Body, and no Governmental Body has notified a Seller Company that it intends to make such an investigation or non-routine visit.
(x)    Except as set forth on Section 3(i)(x) of the Disclosure Schedule, there is no ongoing tax audit, notice of tax audit or pending notice of assessment for Taxes due, nor are there any tax claims (including minutes of tax inspections) or proceedings before any judicial or administrative authority in relation to Taxes of each Seller Company arising from the operation of the Business, or Taxes of Uniloy Italy.
(xi)    All material transactions carried out by each Seller Company with related parties were in line with the arm’s length principle. All applicable transfer pricing rules have been complied with and all transfer pricing documentation required under all applicable Tax Laws has been or will be adequately drafted and, where required, filed.
(xii)    No Seller Company has carried out its business outside of its country of formation in a way that it created or has been deemed to create a branch or a permanent establishment in any other jurisdiction, neither within the meaning of all applicable Tax Laws, double tax treaty nor the Organisation for Economic Co-operation and Development’s principles.

(j)    Owned and Leased Real Property.
(i)    Owned Real Property. Section 3(j)(i) of the Disclosure Schedule sets forth a true and complete list of all real properties owned by Uniloy Italy (the “Owned Real Property”). Uniloy Italy has good, valid and insurable fee simple title to the Owned Real Property free and clear of any Liens, except for Permitted Liens. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property. Except as set forth on Section 3(j)(i) of the Disclosure Schedule, no Person other than Uniloy Italy has any right to use, occupy or lease any of the Owned Real Property other than any right pursuant to the Permitted Liens. Seller has delivered or made available to Buyer a true and complete copy of all vesting deeds, title insurance policies, title insurance commitments, surveys and evidence of zoning compliance in the possession or control of the Seller Companies with respect to each Owned Real Property. There are no town planning agreements, deeds of undertakings or other agreements stipulated with any competent authorities concerning the Owned Real Property of Uniloy Italy that have not been completely fulfilled yet and there are no pending obligations connected with the execution of urbanization works or the payments of amounts for any reason. The Owned Real Property of Uniloy Italy is used in compliance with its town planning use, as provided by the applicable town planning regulations. With respect to the Owned Real Property of Uniloy Italy (a) there is no pre-emption right or any other right provided by Law in favor of the Republic of Italy and/or any other entity that may affect Buyer’s capacity to consummate the Contemplated Transactions (e.g., Legislative Decree No. 42/2004); (b) the Owned Real Property is, from a de facto perspective, fully compliant with the cadastral data and the maps filed with the competent Land Registry Office; (c) the Owned Real Property complies with all applicable Laws and is not affected by any Breach of construction or zoning Laws which may limit its merchantability; (d) the Owned Real Property is in a good state of repair and condition taking into account its age and level of use and fit for the current use (or agibile, for the purposes of the applicable Italian Law). The occupancy certificates (or certificato di agibilità) issued with reference to Owned Real Property are valid and in full force and no event is occurred which could result in the need to apply for new occupancy certificates; (e) the equipment in use in the Owned Real Property (electrical, gas, water, conditioning, TV) are fully compliant with the current safety and other applicable regulations; (f) there are no pending or threatened (in writing) disputes relating to or in respect of the Owned Real Property which would preclude or impair the use of the Owned Real Property for the purposes for which it is currently used. No administrative proceedings, including self-redress annulment (annullamento in autotutela) and/or revocation proceedings, are pending or have been threatened (in writing) with reference to the permits pursuant to which the Owned Real Property of Uniloy Italy has been constructed/is being used, as well as in respect of the non-conformity of the Owned Real Property of Uniloy Italy, or the use thereof, with any material permits, administrative authorizations and/or encumbrances; (g) the cadastral designation (identificazione catastale) and town planning designation (destinazione urbanistica) of the Owned Real Property of Uniloy Italy are those indicated in Section 3(j)(i) of the Disclosure Schedule.

(ii)    Leased Real Property. Section 3(j)(ii) of the Disclosure Schedule sets forth a true and complete list of each parcel of Leased Real Property included in the Transferred Assets and the address thereof, and a true and complete list of all leases, licenses, subleases or other occupancy agreements for each such Leased Real Property (together with all amendments and modifications thereto, each a “Lease”) (including the date and name of the parties to such Lease). Except as set forth in Section 3(j)(ii) of the Disclosure Schedule, with respect to each of the Leases:
(A)    the applicable Seller Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed;
(B)    no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a Breach of or default under such Lease that has not been redeposited in full;
(C)    No Seller Company owes any brokerage commissions or finder’s fees with respect to such Lease;
(D)    As of the date hereof, the other party to such Lease is not an Affiliate of any Seller Company;
(E)    the applicable Seller Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and
(F)    the applicable Seller Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein, other than Permitted Liens.
(iii)    No Seller Company has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or Leased Real Property or any portion thereof or interest therein. To Seller’s Knowledge, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar Proceeding, pending or threatened, relating to the Lease, use or occupancy of the Owned Real Property or the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.
(iv)    All improvements located on the Owned Real Property and the Leased Real Property (i) are supplied with utilities and other services required by Law, and no Seller Company has received written notice regarding the termination or material impairment of any such service, and (ii) are in good operating condition and repair in all material respects, ordinary wear and tear excepted, have been reasonably maintained consistent with standards generally followed in the industry, are adequate and suitable for their present uses and to Seller’s Knowledge, have no material defects and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound in all material respects.

(k)    Intellectual Property.
(i)    Except as set forth on Section 3(k)(i) of the Disclosure Schedule, Seller Companies together own and possess (or have the right to use pursuant to a valid and enforceable written contract) all Intellectual Property used in, or necessary for the operation of, the Business, in each case free and clear of all Liens. No such Intellectual Property will at Closing or, in respect of each of the Mexico Deferred Business and the India Deferred Business, at the Mexico Deferred Closing and the India Deferred Closing, respectively, be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party.
(ii)    Section 3(k)(ii) of the Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks and material unregistered Trademarks, (iii) registered Copyrights, (iv) domain names and social media accounts, and (v) material Software, in each case included in the Assigned IP.
(iii)    Except as set forth in Section 3(k)(iii) of the Disclosure Schedule, each item of Intellectual Property required to be identified in Section 3(k)(ii) of the Disclosure Schedule: (i) is registered and/or recorded in the name of a Seller Company, is in full force, has been duly applied for and registered in accordance with applicable Law; (ii) has no outstanding deadlines of any patent, copyright or trademark office (or any analogous office or registry anywhere in the world) that will expire within six months of Closing or, in respect of each of the Mexico Deferred Business and the India Deferred Business, at the Mexico Deferred Closing and the India Deferred Closing, respectively, for the purposes of obtaining, maintaining, perfecting or renewing such registration; (iii) has no unsatisfied past or outstanding maintenance or renewal obligation; and (iv) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.
(iv)    Section 3(k)(iv) of the Disclosure Schedule sets forth a complete and correct list of all agreements included in the Assigned Contracts under which (i) any Seller Company uses or has been granted any license rights under any Intellectual Property owned by any other Person (other than off-the-shelf software licensed on generally available, standard commercial terms); (ii) any Seller Company has granted any rights to use Intellectual Property used exclusively in the Business to any other Person (other than non-exclusive licenses by any Seller Company in the Ordinary Course of Business in connection with the sale, lease or transfer of finished products or services to customers); and (iii) any Intellectual Property that is or has been developed by or for any Seller Company, assigned to any Seller Company by any other Person, or assigned by any Seller Company to any other Person (including but not limited to all proprietary software applications) (the agreements listed in subsections (i) through (iii) above, the “Seller Companies IP Agreements”). For purposes of greater certainty, the term “license rights” in the definition of Seller Companies IP Agreements includes any license, sublicense, covenant, non-assert, consent, right, release or waiver, or an option to grant any of the foregoing.

(v)    The Seller Companies IP Agreements are valid and binding on the Seller Companies in accordance with their terms and are in full force and effect, and, to Seller’s knowledge, binding on the other parties thereto. No Seller Company has given or received any notice of default or any event which with the lapse of time would constitute a default under the Seller Companies IP Agreements or any other agreement relating to the Seller Companies’ Intellectual Property; neither the Seller Companies, nor, to Seller’s Knowledge, any other Person, currently is in default with regard to any agreement relating to the Seller Companies’ Intellectual Property, and there exists no condition or event (including the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by any Seller Company under any such agreement.
(vi)    The Assigned IP, together with the Intellectual Property licensed to the Seller Companies under the Seller Companies IP Agreements and the Intellectual Property set forth on Section 2(d)(iv) of the Disclosure Schedule, constitutes all of the Intellectual Property that is necessary to conduct the Business as of the Closing.
(vii)    All registered Intellectual Property disclosed on Section 3(k)(ii) of the Disclosure Schedule is valid and enforceable. No Assigned IP or any material Intellectual Property exclusively licensed to any Seller Company related to the Business (“Exclusively Licensed IP”) are or have been the subject of any Proceeding that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Assigned IP or Exclusively Licensed IP). No Seller Company is or has been party to any proceeding relating to its use of Intellectual Property, including any proceeding involving any claim that any Seller Company infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party.
(viii)    Since January 1, 2016, no Seller Company has received any written communication stating, alleging or suspecting that any Assigned IP or any Seller Companies IP Agreements are invalid or unenforceable, or challenging any Seller Company’s ownership of or right to use any such rights under any Assigned IP or Seller Companies IP Agreements, and to Seller’s Knowledge there is no reasonable basis for any such claim. Since January 1, 2016, no Seller Company has received any claim challenging the validity or effectiveness of the Assigned IP.
(ix)    The operation of the Business has not interfered with, infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, and, since January 1, 2016, none of the Seller Companies nor any of their respective managers, directors or officers has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution or other violation by the Business (including any claim that such Seller Company must license or refrain from using any Intellectual Property rights of any Third Party). To Seller’s Knowledge, no Third Party has or is interfering with, challenging, infringing upon, misappropriating, or violating any Intellectual Property rights of any Seller Company.

(x)    Except as set forth on Section 3(k)(iv) of the Disclosure Schedule, all Assigned IP was developed by (a) employees of Seller Companies within the scope of their employment or (b) independent consultants and contractors who have entered into written agreements with Seller Companies that assigned all right, title and interest in and to any Intellectual Property developed to one or more Seller Companies. Without limiting the foregoing, each Seller Company has secured from each (i) consultant or contractor described in the previous sentence a written and enforceable agreement providing for the non-disclosure by such Person of confidential information and assigning to the Seller Company all rights to such Assigned IP (“Contractor/Consultant Non-Disclosure Agreements”) and (ii) employee employed by the Business a written and enforceable agreement providing for the non-disclosure by such Person of confidential information and assigning to the Seller Company all rights to any Intellectual Property developed by such employee for the Seller Company (the “Employee Non-Disclosure Agreements”). All Contractor/Consultant Non-Disclosure Agreements and Employee Non-Disclosure Agreements are set forth on Section 3(k)(x) of the Disclosure Schedule.
(xi)    The Seller Companies have taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes used in the Business and all use, disclosure or appropriation thereof by or to any Third Party has been pursuant to the terms of a written agreement between such Third Party and such Seller Company. No Seller Company has Breached any contracts of non-disclosure or confidentiality with respect to the Business.
(xii)    The material software, hardware and other information technology systems and assets used by the Seller Companies in the Business (“IT Assets”) are fully functional and operate and perform in a manner that permits the Seller Companies to conduct the Business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business. The Seller Companies have taken commercially reasonable actions, consistent with industry practices, to protect the confidentiality, integrity, operation and security of the IT Assets (and all material data, information and transactions stored or contained therein or transmitted thereby) against any (a) unauthorized use, access, interruption, modification or corruption, (b) overload, failure, limitation of system capacities, and manual misuses, (c) fire, explosion, flood, any other calamity and other interruptions of regular business operations and (d) other interruption of regular business operations. During the three year period prior to Closing or, in respect of each of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing and the India Deferred Closing, respectively, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets (or any material data, information or transactions stored or contained therein or transmitted thereby).
(xiii)    Each Seller Company’s practices with regard to the collection, dissemination and use of Company Data are and have been at all times in conformance with all applicable Laws relating to data protection, Personal Data, contractual commitments of the Seller Company and any published privacy policies. “Company Data” means any Seller

Company’s proprietary or confidential data related to the Business, including customer data and Personal Data held by the Seller Company. “Personal Data” means any information relating to an identified or identifiable natural person including (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that allows the identification of such natural person or is otherwise considered personally identifiable information or personal information under applicable Law. Each Seller Company has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Company Data consistent with applicable Law, contractual commitments of the Seller Company and any published privacy policies. Since January 1, 2016, (i) no Seller Company has received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Seller Company has not complied in any respect with applicable Laws relating to data protection or Personal Data relevant to the Business and (ii) there has been no loss of, or unauthorized access, use, disclosure or modification of any Company Data.
(l)    Material Contracts.
(i)        Section 3(l)(i) of the Disclosure Schedule sets forth a list of all Material Contracts (x) by which Uniloy Italy is bound, (y) that is exclusively related to the business, or (z) that is otherwise an Assigned Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
(A)    any contract relating to, and evidence of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of Twenty Five Thousand Dollars ($25,000) or relating to any Lien on any material asset or property of the Business other than Permitted Liens;
(B)    any contract pursuant to which a Seller Company has agreed to provide funds to or make any loan, capital contribution or other investment in, or assume, guarantee or act as a surety with respect to any Liability of, any Person;
(C)    any contract that purports to limit, curtail or restrict the ability of a Seller Company in any material respect to compete in any geographic area or line of business, or to make sales to any Person in any manner;
(D)    any executory contract for the sale or purchase of any real property, or for the sale or purchase of any goods or services in an amount in excess of One Hundred Thousand Dollars ($100,000);
(E)    any employment, consulting or services contract with any employee or other Person requiring the payment of total annual compensation in excess of One Hundred Thousand Dollars ($100,000) per annum;

(F)    any reselling, sales, marketing, merchandising or distribution contract requiring payments in excess of One Hundred Thousand Dollars ($100,000) per annum;
(G)    any joint venture or partnership, joint development, merger, asset or share purchase or divestiture contract relating to the Business with currently outstanding rights or obligations;
(H)    any contract relating to settlement of any administrative or judicial Proceedings since the date two years prior to the date hereof;
(I)    any contract with a Governmental Body with currently outstanding rights or obligations in excess of One Hundred Thousand Dollars ($100,000) per annum;
(J)    any contract relating to capital expenditures in excess of One Hundred Thousand Dollars ($100,000) or the acquisition or disposition of (x) any business (whether by stock or asset purchase, merger or otherwise) or (y) any other asset not in the Ordinary Course of Business entered into since the date two years prior to the date hereof;
(K)    any Seller Companies IP Agreements;
(L)    any Lease;
(M)    any collective bargaining agreement or other contract with a labor union, works council or other employee representative;
(N)    any contract with a customer or supplier that involves the payment of money in excess of one and five tenths percent (1.5%) of the Business’s net revenue for either of the fiscal years ending December 31, 2017 or December 31, 2018;
(O)    any contract that includes a power of attorney or proxy, whether limited or general, revocable or irrevocable;
(P)    any contract that contains any preferential pricing provisions, such as “most favored customer” or “most favored nation” provisions or similar or equivalent price or term protection clauses;
(Q)    any contract that contains any earn-out or similar provision;
(R)    any lease or similar agreement under which any of the Seller Companies is lessee of, or holds or uses, any machinery, equipment or vehicle or other tangible personal property;

(S)    any contract requiring the future purchase of supplies, equipment or materials by a Seller Company that has an aggregate continuing liability in excess of One Hundred Thousand Dollars ($100,000) per year;
(T)    the India Transferred Contracts; and
(U)    any other contract that is material to the Business taken as a whole.
(ii)    Seller has made available complete and correct copies of the Material Contracts to Buyer, including all modifications, amendments and supplements thereto. Each of the Material Contracts constitutes the valid and legally binding obligation of the applicable Seller Company and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity, regardless of whether such enforceability is considered at equity or at Law), and is in full force and effect. Except as set forth on Section 3(l)(ii) of the Disclosure Schedule, there is no Breach or default under any Material Contract either by the applicable Seller Company or, to Seller’s Knowledge, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a Breach or default thereunder by the applicable Seller Company or, to Seller’s Knowledge, any other party, and the applicable Seller Company has not received any written notice of a claim of any such Breach or default. No party to any Material Contract has repudiated any provision of such Material Contract. Upon the consummation of the Contemplated Transactions and, in respect of the Mexico Deferred Business and the India Deferred Business, upon consummation of the Mexico Deferred Closing and the India Deferred Closing, each of the Material Contracts will continue to be legal, valid binding and enforceable in accordance with its terms and will continue to be in full force and effect without penalty (subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity, regardless of whether such enforceability is considered at equity or at Law).
(m)    Litigation. Section 3(m) of the Disclosure Schedule sets forth all instances in which (i) the Business is subject to any outstanding injunction, judgment, order, decree, ruling, or charge (other than those of a procedural nature e.g., scheduling orders) or (ii) any Seller Company is a party to any currently pending action, suit, Proceeding, hearing, or investigation of, in, or before any court, tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi‑judicial. There is no action, suit, or other Proceeding pending or, to Seller’s Knowledge, threatened against or affecting the Business, any Company Seller or the Contemplated Transactions that would reasonably be expected to adversely affect the Business in any material respect.
(n)    Employees.
(i)    Section 3(n)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Employees and, for each such Employee, sets forth his or her job title, work location, date of hire, status (e.g., active or inactive, including any leave of absence), base salary or base wage rate, classification as exempt or nonexempt for purposes of the Fair Labor

Standards Act and similar state and local laws, and target bonus entitlement and, where applicable, the standard written terms and conditions on which each Employee is employed. Seller has provided Buyer, in respect of the European Employees, with all employee liability information required under the Acquired Rights Directive. Section 3(n)(i) of the Disclosure Schedule further sets forth each individual engaged by the Business as a consultant or other independent contractor and, for each such individual, identifies his or her dates of engagement, rate of compensation, scope of services, and whether he or she has signed a written agreement with any Seller Company.
(ii)    Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, (1) there is no collective bargaining agreement or other agreement with any labor union, works council or other employee representative with respect to the Business, (2) no Seller Company has engaged in any unfair labor practice or unlawful employment practice with respect to the Business, and there are no pending or, to Seller’s Knowledge, threatened grievances or unfair labor practice charges or complaints against the Business, (3) there is no labor strike, slowdown, work stoppage, union election petition, demand for recognition, union organizing activity, or labor dispute relating to any Seller Company pending or, to Seller’s Knowledge, threatened against the Business, (4) the Business has not experienced any strike, lockout, work stoppage, union election petition, demand for recognition, union organizing activity, or labor dispute since January 1, 2015 or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the three years prior to the date hereof, and (5) the Business has not implemented any “plant closing” or “mass lay-off” of employees that would require any notices or procedures under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any state, local or foreign laws or regulations.
(iii)    The Seller Companies are in compliance in all material respects with all applicable Laws relating to labor, social security, employment and employment practices with respect to the conduct of the Business, including but not limited to, all Laws concerning terms and conditions of employment, wages and hours, unemployment insurance, workers’ compensation, termination of employment, plant closings and mass layoffs, equal employment opportunity, employment discrimination, retaliation, leaves of absence, background checks, pay equity, occupational safety and health, the provision of meal and rest breaks, collective bargaining, immigration control, and classification of personnel as employees or independent contractors. Without limiting the generality of the foregoing, the Seller Companies have accurately classified each Employee as exempt or nonexempt for purposes of the Fair Labor Standards Act and similar state and local laws, and each individual classified as a consultant or other independent contractor is properly classified as such, rather than as an employee, for purposes of all applicable Laws. None of the relationships of any Seller Company with independent contractors or outsourced personnel with respect to the Business qualifies or may qualify as an employment relationship in accordance with applicable Laws nor may be re-characterized as an employment relationship in accordance with applicable Laws. A form I-9 has been properly completed and maintained for each Employee that works in the United States, and each Employee is authorized under all applicable Laws to work in the United States or such other country in which such Employee is employed.

(iv)    Except as set forth in Section 3(n)(iv) of the Disclosure Schedule, there are no Proceedings, including any charges or discrimination, pending or, to Seller’s Knowledge, threatened with respect to the Business concerning, relating to or respecting labor, employment or employment practices, and no such Proceeding has been filed within the three years prior to the date of this Agreement.
(v)    Except as set forth on Section 3(n)(v) of the Disclosure Schedule, with respect to Uniloy Italy: (A) there are no persons who for any reason may lawfully claim (i) the existence of employee status, or (ii) the right to obtain the re-qualification of their fixed-term employment relationship into a permanent-term employment relationship. No person may lawfully claim unpaid remuneration or social security contributions or higher level of classification; (B) Uniloy Italy is not bound by any enforceable administrative or judicial decision pursuant to which it is obligated to hire, for a fixed or permanent period of time, personnel and/or to reinstate in their position terminated personnel previously employed or increase any employees compensations and there is no ground or circumstance on which similar claims or requests may lawfully be raised by any person against Uniloy Italy; (C) all service contracts comply with applicable Laws on the lending of workmanship, and have at all times been performed in accordance with such Laws; the relationships between Uniloy Italy and the service contractors and their employees and/or collaborators have been based on absolute autonomy and independence and have been conducted in such a way that none of the contractors and/or their employees and/or their collaborators and/or any third party may lawfully claim that he/she is an employee of Uniloy Italy; (D) Uniloy Italy has adopted the “Documento di Valutazione dei Rischi” pursuant to Legislative Decree 81/2008, and such document complies with the applicable Laws; (E) Uniloy Italy has complied in all material respects with applicable provisions on mandatory hiring of disabled workers; (F) all former employees of Uniloy Italy transferred under the Uniloy Italy Spin-Off have worked or provided services for the exclusive benefit of either the Ferromatik business or the business going-concern (ramo d’azienda) transferred under the Uniloy Italy Spin-Off.
(vi)    Except as set forth on Section 3(n)(vi) of the Disclosure Schedule, the European Employees and the employees of Uniloy Italy are the only persons employed by any Seller Company who work or provide services for the Business in Europe immediately prior to the Closing Date.
(vii)    To Seller’s Knowledge, no Transferred Employee is subject to any order, judgement, decree, ruling, or Proceeding that prohibits such Transferred Employee from engaging in or continuing any conduct, activity, or practice relating to Seller, Buyer or any of their respective Affiliates.
(o)    Employee Benefits. Section 3(o) of the Disclosure Schedule contains a complete and accurate list of, and separately identifies by the country in which they are maintained, (x) all Seller Benefit Plans covering any Employee and (y) all Transferred Company Benefit Plans.
(i)    None of the Seller Companies, any of their respective subsidiaries or any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any Liability with respect to, (A) any “employee pension benefit plan” (within the meaning of Section

3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (B) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (C) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (D) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(ii)    Neither the execution of, nor the performance of the transactions contemplated by, this Agreement or any other Transaction Agreement will, either alone or in connection with any other event(s), (A) result in any payment becoming due to (1) any current or former officer, director, employee, manager, consultant or independent contractor of any Transferred Company for which any Buyer Indemnified Person could be liable or (2) any other Transferred Employee, (B) increase any amount of compensation or benefits otherwise payable under any Transferred Company Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Transferred Company Benefit Plan, (D) require any contribution or payment to fund any obligation under any Transferred Company Benefit Plan or (E) limit the right to merge, amend or terminate any Transferred Company Benefit Plan.
(iii)    Neither the execution of, nor the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any Transferred Employee who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(iv)    Each of the Seller Companies and each of their respective subsidiaries and each ERISA Affiliate has, for purposes of each Transferred Company Benefit Plan, correctly classified all individuals performing services for any of the Seller Companies or any of their respective subsidiaries as common law employees, leased employees or independent contractors, as applicable.
(v)    With respect to each Employee Benefit Plan required to be listed on Section 3(o) of the Disclosure Schedules (whether or not listed):
(A)    Each such Employee Benefit Plan (and each related trust, insurance contract, and fund) has been maintained, operated, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and any related documents or agreements and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of all applicable Laws.
(B)    All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements with respect to each such

Employee Benefit Plan, except for instances that are not reasonably expected to be material with respect to the Business.
(C)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the applicable time periods to each such Employee Benefit Plan (if applicable), or have otherwise been made without penalty, and all contributions for any period ending on or before the Closing Date and, in respect of each of the Mexico Deferred Business and the India Deferred Business, on or before the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, that are not yet due have been made to each such Employee Benefit Plan or accrued in the Ordinary Course of Business in the financial statements of the Seller Companies, as applicable. All premiums or other payments for all periods ending on or before the Closing Date and, in respect of the Mexico Deferred Business and the India Deferred Business, on or before the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, have been timely paid with respect to each such Employee Benefit Plan, if applicable.
(D)    Seller Companies have provided or made available to Buyer, as applicable with respect to each Transferred Company Benefit Plan, copies of (A) all plan documents (including all amendments thereto, and in the case of an unwritten Employee Benefit Plan, a written description thereof), (B) any administrative forms and (C) all records, notices, filings and other written communications during the last three years concerning any audit or investigation any Governmental Body. Seller Companies have provided or made available to Buyer copies of each current IRS determination, opinion or advisory letter with respect to each “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code that covers a Transferred Employee. To Seller’s Knowledge, no unwritten amendment exists with respect to any Employee Benefit Plan.
(E)    Each such Employee Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS on which it may currently rely to the effect that such Employee Benefit Plan is qualified under Section 401(a) of the Code and the related trusts are tax-exempt under Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan or the tax- exempt status of the related trust.
(F)    There are no pending, or to Seller’s Knowledge threatened, audits or investigations by any Governmental Body involving any such Employee Benefit Plan, and no pending or, to Seller’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of such Employee Benefit Plans), suits or proceedings involving any such Employee Benefit Plan, any fiduciary thereof or service provider thereto, nor to Seller’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.
(G)    No such Employee Benefit Plan provides death, medical, dental, vision or life insurance benefits beyond termination of service or retirement other than coverage mandated by Law.
(vi)    The India Seller Company has, or as of the India Deferred Closing Date will have, in relation to Employee Benefit Plans of the India Transferred Employees:
(A)    made all contributions as the employer and completed all payments, as due and applicable; and
(B)    transferred all assets corresponding to the Employee Benefit Plans in relation to India Transferred Employees, which are in the name of the Seller or India Seller Company, to India Buyer, free and clear of encumbrances.
(p)    Environmental Matters.
(i)    The Business, the Seller Companies with respect to the Business, and Uniloy Italy have been and are in compliance in all material respects with all Environmental Laws have obtained and have been incompliance in all material respects with all Permits that are required pursuant to Environmental Laws for the occupation and ownership of their facilities related to the Business and the operation of the Business (“Environmental Permits”). All such Environmental Permits are listed on Section 3(p)(i) of the Disclosure Schedule, are in full force and effect in accordance with Environmental Law, there is no pending or, to the Seller’s Knowledge, threatened, revocation, cancellation, or suspension of any such Environmental Permit, and, except as disclosed on Section 3.(p)(i) of the Disclosure Schedule, no notice to, filing with or authorization, consent or approval from any Governmental Body is required in connection with such Environmental Permits and the Contemplated Transactions.
(ii)    During the last three years or prior to such time if pending and unresolved, neither the Business, the Seller Companies with respect to the Business, nor Uniloy Italy have received any written notice or report regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) with respect to the Business or Uniloy Italy arising under Environmental Laws.
(iii)    There are no pending or, to Seller’s Knowledge, threatened claims, actions, suits, Proceedings, hearings, investigations or Liens resulting from any actual or alleged Liability or arising under or pursuant to any Environmental Law, with respect to or affecting the Business or Uniloy Italy. No Hazardous Materials have been Released by or on behalf of the Business, or to Seller’s Knowledge, by any other Person at, on, under or from the Transferred Assets or any other real property now or previously owned, operated or leased by the Seller Companies with respect to the Business or by Uniloy Italy and to Seller’s

Knowledge no Person has been exposed to any such Hazardous Materials, in material violation of or as would result in material liability to the Business or Uniloy Italy pursuant to Environmental Laws.
(iv)    None of the Seller Companies with respect to the Business, nor Uniloy Italy have assumed by agreement or operation of Law any liability or obligation of any other Person pursuant to Environmental Law.
(v)    The Seller has provided to Buyer copies of all documents, including Phase I Environmental Site Assessment reports, sampling reports, compliance audits, and environmental claims, in the possession, custody or control of the Seller Companies or any of their Affiliates, including Uniloy Italy, and material to a reasonable understanding of the environmental Liabilities of the Business and Uniloy Italy.
(q)    Insurance. Section 3(q)(1) of the Disclosure Schedule contains a complete and correct list of all policies of insurance (including, as applicable, policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by or for the Business. All such policies are in full force and effect. The coverage of each insurance policy is not substantially depleted and the Business is not in Breach under any provision contained in any such insurance policy which would reasonably be expected to be material or negatively affect the ability of the Business to collect insurance proceeds under such policy. Except as set forth in Section 3(q)(2) of the Disclosure Schedule, no claims exist under any insurance policy set forth in Section 3(q)(1) of the Disclosure Schedule. No Seller Company has received any reservation of rights letter, any letter denying coverage or any written notice of cancellation or intent to cancel with respect to the insurance policies.
(r)    Books and Records. The minute books and similar records of Uniloy Italy contain true and complete records of all material actions taken at any meeting of such company in the three years prior to the date hereof, including, the holders of the outstanding equity interests in such company, directors or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting.
(s)    Financial Statements.
(i)    The following unaudited pro forma financial statements (collectively, the “Pro Forma Financials”) of the Business have been provided to Buyer: (1) the unaudited pro forma financial statements of the Business for the fiscal year ended as of December 31, 2016, (2) the unaudited pro forma financial statements of the Business for the fiscal year ended as of December 31, 2017, (3) the unaudited pro forma financial statements of the Business for the fiscal year ended as of December 31, 2018, and (4) the unaudited pro forma financial statements of the Business for the fiscal months ended as of March 31, 2019. The Pro Forma Financials have been prepared in good faith and represent Seller’s opinion based on the information available to Seller at the time so furnished. Seller has no reason to believe that the assumptions included in the Pro Forma Financials with respect to the Business on a stand-alone basis are unreasonable. The Pro Forma Financials are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the dates they were prepared and the results of the operations of the Business for the periods indicated. With respect to the Business in North America and India, the underlying statements on which the Pro Forma Financials are based were prepared in accordance with GAAP. With respect to the Business outside of North America and India, the unaudited 2018 pro forma financial information Seller provided to Buyer has been derived from the books and records of Seller’s blow molding business unit, which is included in Seller’s audited financial statements that were prepared in accordance with GAAP, and adjusted to reflect Seller’s view of the Business had it been operated on a stand-alone basis. The Seller Companies maintain a standard system of accounting for the Seller and its subsidiaries established and administered in accordance with GAAP.
(ii)    The backlog provided to Buyer as of March 31, 2019 fairly presents in all material respects Seller’s good faith determination of the Seller Companies’ backlog as of March 31, 2019.
(iii)    All notes and accounts receivable reflected on the Pro Forma Financials are current and valid notes and accounts receivable, are not presently subject to set-offs or counterclaims, have been prepared from, and are in accordance with, the books and records of the Seller Companies, arose solely out of bona fide sales and delivery of goods and performance of services, subject only to the reserve for bad debts set forth on the Pro Forma Financials, as adjusted for the passage of time through the Closing Date, consistent with past practice.
(iv)    All accounts payable reflected on the Pro Forma Financials are valid accounts payable, have been prepared from, and are in accordance with, the books and records of the Seller Companies, arose solely out of bona fide purchases and receipt of goods and services, are not delinquent and will be paid in accordance with their terms at their recorded amounts, and represent the total amounts payable by the Seller Companies to suppliers and other vendors.
(v)    All Inventory, whether or not reflected in the Pro Forma Financials, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller Companies free and clear of all Liens, other than Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.
(vi)    The Seller Companies have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Pro Forma Financials, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the date of the Pro Forma Financials and which are not, individually or in the aggregate, material in amount.

(t)    Absence of Certain Changes. Except as set forth on Section 3(t) of the Disclosure Schedule, there has not been, occurred or arisen any of the following as they relate to the Business or Uniloy Italy since December 31, 2018:
(i)    any transaction with respect to the Business or Uniloy Italy except in the Ordinary Course of Business, other than the execution and delivery of this Agreement;
(ii)    any capital expenditure with respect to the Business or Uniloy Italy other than in the Ordinary Course of Business, and no Seller Company has failed to make capital expenditures consistent with past practice;
(iii)    any change in, or any event, condition or state of facts of any character peculiar to the Transferred Assets or the operation of the Business that individually or in the aggregate materially and adversely affects the Business or Uniloy Italy or that affects the validity or enforceability of this Agreement;
(iv)    any destruction, damage or loss suffered by the Business or Uniloy Italy, whether or not covered by insurance);
(v)    any sale, lease, abandonment, lapse or other disposition of any asset, material to the conduct of the Business, other than Inventories in the Ordinary Course of Business;
(vi)    any mortgage, pledge or other encumbrance of Uniloy Italy or any Transferred Asset;
(vii)    any forgiveness of any debt related to the Business or Uniloy Italy and owed to Seller or any of its subsidiaries;
(viii)    any amendment or termination (or notice of termination) of any Material Contract;
(ix)    any Breach of the terms of any Material Contract;
(x)    any commencement, notice of commencement or, to Seller’s Knowledge, threat of commencement or settlement or other resolution of any Proceedings adverse to the Business, Uniloy Italy or the consummation of the Contemplated Transactions;
(xi)    any waiver or release of any right or claim of Seller or any of its subsidiaries as it relates to the Business or Uniloy Italy;
(xii)    any change by Seller in accounting methods or principles applicable to the Business or Uniloy Italy, other than as may be disclosed in the Pro Forma Financials;
(xiii)    any change by Seller in its historical practices with respect to cash management, maintenance of working capital and equipment or payment of account and trade payables as it relates to the Business or Uniloy Italy;

(xiv)    any borrowing of funds, agreement to borrow funds or guaranty by Seller or any of its subsidiaries affecting or relating to the Business or Uniloy Italy, or any termination or amendment of any evidence of indebtedness, contract or other instrument to which the Business, Uniloy Italy or any of the Transferred Assets are bound or to which any of the Business, Uniloy Italy or any of the Transferred Assets are subject, other than in the Ordinary Course of Business;
(xv)    any acquisitions of any assets, equipment or inventory with respect to the Business or Uniloy Italy, outside the Ordinary Course of Business;
(xvi)    any entry into any commitment of any kind or the occurrence of any event known to Seller which could give rise to any contingent Liability not covered by the foregoing that could have a material adverse effect on the Business or Uniloy Italy;
(xvii)    the termination of any employee of a Seller Company working for or providing services to the Business who had a written employment agreement with a Seller Company;
(xviii)    any failure to satisfy any of its material obligations as the same became due and payable; or
(xix)    any contract to do any of the foregoing.
(u)    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Transferred Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put by the Business as of the Closing and, in respect of the Mexico Deferred Closing and the India Deferred Closing, as of the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Transferred Assets, together with the services provided under the Transition Services Agreement and the Intellectual Property Agreements, are sufficient for the continued conduct of the Business after the Closing, the Mexico Deferred Closing or the India Deferred Closing, as the case may be, in substantially the same manner as conducted prior to the Closing, the Mexico Deferred Closing or the India Deferred Closing, as the case may be, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
(v)    Product and Service Warranties; Product Liability; Recalls. Each product manufactured, sold, delivered, leased, installed or services performed by the Seller Companies with respect to the Business or Uniloy Italy prior to the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing and the India Deferred Closing, respectively, has in all material respects complied with and conformed to all applicable Laws, contracts and all express and implied warranties, service specifications or documentation, and any representations provided by the Seller Companies. The Seller Companies have provided warnings to their respective customers, employees, agents or distributors of any dangerous condition involving a product or service that was sold or provided by such Seller Company consistent with industry standards. Except as set forth on Section 3(v) of the Disclosure Schedule, since January 1, 2016 (a) there have been no material warranty occurrences nor any material unreimbursed repair and replacement occurrences affecting the Business or Uniloy Italy, and (b) the Business has not received any written notice relating to any claim or notice of violation relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, shipped or sold by or on behalf of any Seller Company related to the Business or Uniloy Italy. There is no material pending or, to Seller’s Knowledge, threatened, recall or investigation of any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Business or Uniloy Italy.
(a)    Prohibited Payments and Donations. Neither Seller, any Seller Company, any of the Seller Company’s subsidiaries nor, to Seller’s Knowledge, any of their respective directors, executives, representatives, agents or employees has with respect to the Business or Uniloy Italy (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any equivalent foreign Law, (d) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. Since January 1, 2016, none of the Business or any of the Seller Companies has made any charitable contribution in excess of $10,000 individually or any contribution to any political candidate, campaign, political action committee or political party.
(b)    Affiliate Transactions. As of the Closing or, in respect of each of the Mexico Deferred Business and the India Deferred Business, as of the Mexico Deferred Closing and the India Deferred Closing, respectively, except for those contracts listed on Section 3(l)(i) of the Disclosure Schedule, none of the Seller Companies (other than Uniloy Italy), any of their subsidiaries or any Person who as of the date hereof is an Affiliate of theirs, or any of their respective officers or directors or any of the foregoing’s family members, will be a party to a Material Contract.
(c)    Solvency. Uniloy Italy is and, after the consummation of the Contemplated Transactions, will be Solvent. Uniloy Italy has not resolved its voluntary liquidation and there are no pending or threatened proceedings for the dissolution or liquidation of Uniloy Italy. Uniloy Italy is not subject or threatened to be subject to any insolvency procedure of any kind, including bankruptcy and has not applied for admission to any such insolvency proceedings. Uniloy Italy is not in a situation according to which it would be legally required for its managing body to file or have filed a proper petition to start an insolvency procedure or other equivalent or similar procedure, nor has any third party has filed any application with the competent authority in order to put Uniloy Italy under an insolvency procedure or equivalent or similar procedure. Uniloy Italy is not part of any restructuring agreement or any other agreement that may cause the assignment of its assets to the relevant creditors.

(d)    Customs and International Trade. The Business, including in respect of its fixed assets and inventory, has, since January 1, 2016, complied in all material respects with all applicable import and export control laws and regulations.
(e)    No Other Representations or Warranties. Except for the representations and warranties contained in the Transaction Agreements, Seller does not make any other express or implied representation or warranty on behalf of or with respect to the Seller Companies, the Business, or the Transferred Assets.
Section 4.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 4 are true, correct and accurate on the date hereof.
(a)    Organization and Existence. Buyer is a corporation duly organized and validly existing under the Laws of the State of Delaware.
(b)    Authorization and Enforceability. Buyer has full power and authority to execute and deliver the Transaction Agreements and to perform its obligations hereunder and thereunder. The Transaction Agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their terms and conditions except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity).
(c)    No Notice or Filing, etc. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Body in order to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Agreements have been duly authorized by Buyer.
(d)    No Violation and No Contravention. Neither the execution and delivery of any of the Transaction Agreements, nor the consummation of the Contemplated Transactions, shall (i) conflict with, violate or result in a Breach of any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer, (ii) conflict with, violate or result in a Breach of any Law to which Buyer is subject or (iii) conflict with, violate or result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or parties or by which they are bound or to which any of their respective assets is subject.
(e)    Availability of Funds. The Buyer has on the Closing Date, assuming (i) satisfaction of the conditions set forth in Section 7(a) and (ii) the Financing has been funded or will be funded at the Closing, the financial capability to pay in cash all amounts payable by Buyer pursuant to Section 2(h)(iv) on the Closing Date. As of the date hereof, Buyer has provided Seller with a true and complete copy of the executed commitment letters from the Financing Sources party thereto (the “Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide senior secured debt financing to Buyer for the purposes set forth therein, including the funding of a portion of the Purchase Price at the

Closing as contemplated by this Agreement (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The terms of the Debt Financing (including the identities of the respective Financing Sources, the Commitment Letters and the terms thereof) shall not be disclosed to any party that is not party to this Agreement without the prior written consent of each Financing Source that is a party to the Debt Financing (including the Commitment Letters); provided, however, that Section 6(o) shall be applicable and serve as an exception to the foregoing restrictions.
(f)    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
(g)    No Other Representations or Warranties. Buyer does not make any other express or implied representation or warranty on behalf of or with respect to Buyer.
Section 5.    Pre-Closing Covenants. The Parties agree as follows with respect to the period from the date of this Agreement up until the Closing.
(a)    Conduct of Business Prior to the Closing. From the date hereof until the Closing or, in the case of the Mexico Deferred Business and the India Deferred Business, from the date hereof until the Mexico Deferred Closing or the India Deferred Closing, respectively, except (i) as otherwise provided in this Agreement, (ii) for the wind down of European machine assembly operations at the Seller’s facility in Policka, Czech Republic, (iii) all actions taken in connection with the Uniloy Italy Spin-Off, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (X) conduct the Business in the Ordinary Course of Business (including, without limitation, with respect to management of the Seller’s working capital, capital expenditures and supporting the European aftermarket business); and (Y) use commercially reasonable efforts to maintain and preserve intact the Business and its operations and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, from the date hereof until the Mexico Deferred Closing Date or the India Deferred Closing Date, respectively, the Business shall not, and Seller shall not, with respect to the Business, the Transferred Assets and Uniloy Italy, and shall cause the Seller Companies and the Business not to:
(i)    issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of Uniloy Italy;
(ii)    engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business;
(iii)    (1) effect any recapitalization, reclassification, split or like change in the capitalization of the Transferred Companies or (2) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation, adopt a plan of complete or partial liquidation or dissolution or consent to the filing of any bankruptcy petition under any similar Law in respect of the Transferred Companies, except as either of the foregoing may be necessary in connection with the Uniloy Italy Spin-Off;
(iv)     except as required by Law or by the terms of any Seller Benefit Plan as in effect as of immediately prior to the date hereof, increase any compensation or benefits of any Employee or any other current or former officer, director, manager, employee or independent contractor of any Transferred Company, except for increases in base salary to any Employees who will be Transferred Employees as of or following the Closing whose annual compensation is less than $100,000 made in the Ordinary Course of Business consistent with past practice, provided that such increases do not exceed 5% per Employee and are not in the aggregate material;
(v)    hire or terminate the employment or engagement of (or provide a notice of termination of employment or engagement to) any Employee, any person who would be an Employee or any consultant of a Transferred Company, in any case of this clause (iii) whose annual compensation is expected to exceed or exceeded $100,000;
(vi)    subject any of the Transferred Assets to any Lien or permit, grant or take any action that will result in the imposition of any Lien;
(vii)    sell, assign, transfer, convey, lease, license, waive, release or otherwise dispose of or permit the cancellation, abandonment or dedication of any of the Transferred Assets (including Intellectual Property) except (1) in the Ordinary Course of Business or (2) transactions less than or equal to $100,000 for any individual transaction or $500,000 for all transactions in the aggregate;
(viii)    enter into any contract which materially restricts the ability of the Business to compete with, or conduct, any business or line of business in any geographic area;
(ix)    declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of any Transferred Company (excluding dividends or distributions by their respective subsidiaries to the Transferred Companies) or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in the Transferred Companies, except in connection with the Uniloy Italy Spin-Off;
(x)    fail to maintain its books, records and accounts in the usual manner on a basis consistent with that heretofore employed or change the Business’s methods of accounting, except as required by GAAP;
(xi)    (1) make any settlement of or compromise any material Tax liability, (2) change or adopt any material Tax election or material Tax method of accounting, (3) file any amended Tax Return, or (4) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xii)    make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof, or capital contributions to, or equity investments in any other Person (other than a subsidiary of the Transferred Companies);
(xiii)    as relates to the Business or the Transferred Companies, (1) change in any material respect the policies or practices of the Business with regard to the extension of discounts or credit to customers or collection of receivables from customers, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits, (2) delay or defer the payment of any notes or accounts payable beyond the date such payable has historically been paid in the Ordinary Course of Business, (3) discharge any obligations (including accounts payable and sales Tax) other than on a timely basis in the Ordinary Course of Business or (4) artificially boost revenues by inducing customers (including distributors) through special payment incentives or otherwise to buy products in quantities in excess of their current needs, ship products to its customers substantially in excess of historic levels;
(xiv)    fail to (1) maintain in full force and effect (A) all existing insurance coverage related to the Business and (B) all Permits currently in effect and used in the conduct of the Business, or (2) comply with all applicable Laws, the noncompliance with which would materially affect the Business;
(xv)    (1) commence, institute, prosecute, compromise or settle any proceeding relating to the Business or obtain the release of any threatened proceeding except (with at least five (5) business days prior written notice to Buyer), as necessary to comply with proceeding deadlines or limitation periods or (2) cancel, compromise or settle any material Proceeding related to the Business;
(xvi)    (1) incur or assume indebtedness that cannot be repaid in full at Closing, (2) make or commit to make any capital expenditure (or series of related capital expenditures) involving more than $100,000 individually or more than $250,000 in the aggregate or (3) enter into any new line of business;
(xvii)    (1) other than in the Ordinary Course of Business, enter into any contract that, had it been entered into prior to the date hereof, would be a Material Contract, (2) other than in the Ordinary Course of Business, materially amend, modify, terminate or cancel (A) any existing Material Contract or (B) any contract that, had it been entered into prior to the date hereof, would be a Material Contract or (3) enter into any transactions with any Person who is an Affiliate provided that the Parties agree and acknowledge that, at or prior to the Closing, with respect to the Comfort Letter to Banca Popolare di Milano, dated July 23, 2012 issued by Seller, Seller will cause the Comfort Letter to be terminated, and, if necessary in order to terminate the Comfort Letter, the underlying credit arrangements to be terminated;

(xviii)    enter into, terminate, adopt or amend any Transferred Company Benefit Plan or any arrangement that would be a Transferred Company Benefit Plan if it were in effect on the date of this Agreement
(xix)    authorize any of, agree or commit to do any of, the actions in the foregoing clauses (i)-(xix).
(b)    Legal Requirements. Notwithstanding the foregoing, nothing in this Section 5 shall prohibit the Seller Companies or the Business from taking any action or omitting to take any action as required or as contemplated by this Agreement, as required by Law or otherwise approved in writing by Buyer, which approval shall not be unreasonably withheld or delayed.
(c)    Access to Information. From the date hereof until the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, until the Mexico Deferred Closing and the India Deferred Closing, respectively, Seller shall, and shall cause the Seller Companies to (a) afford Buyer reasonable access to and the right to inspect all of the Transferred Assets and other documents and data related to the Business; (b) furnish Buyer with such financial, operating and other data and information related to the Business as Buyer may reasonably request; and (c) cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business with respect to any matter related to the Business or the Contemplated Transaction; provided, however, that Buyer shall have the right to conduct phone meetings and/or telephone conference calls with the Business’s customers and suppliers with the consent of Seller and so long as Seller is permitted to participate in such meetings or calls (which consent shall not be unreasonably withheld, delayed or conditioned); provided further, to the extent a condition to any Financing Source’s provision of the Debt Financing is their participation in calls with the Business’s customers, such Financing Source may participate on a listen-only basis in customer phone meetings and/or telephone conference calls that are conducted by Buyer. Buyer shall have no right to perform invasive or subsurface investigations of any Leased Real Property; provided that nothing herein shall prevent Buyer from undertaking, following the Closing, any investigations reasonably necessary for the Buyer to complete a Baseline Environmental Assessment in compliance with the MI Part 201 Law and regulations.
(d)    Supplement to Disclosure Schedules. From time to time prior to the Closing, the India Deferred Closing and the Mexico Deferred Closing, Seller shall have the obligation to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it obtains Seller’s Knowledge after the date hereof (each a “Schedule Supplement”).

Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or Breach of any representation or warranty, or modify such representation or warranty for purposes of Section 7(a)(i), Section 7(c)(i), Section 7(e)(i) or Section 8(a)(ii), contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of the last of such Schedule Supplements after taking into account all applicable Schedule Supplements, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification with respect to such matter.
(e)    Financing.
(i)    Buyer shall use its commercially reasonable efforts to cause the financing contemplated by the Commitment Letters, subject to the terms and conditions set forth therein, to be available at Closing. If funds in the amount set forth in the Commitment Letters become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain such funds to the extent available on terms and conditions that (x) would not reduce the aggregate amount of the applicable Financing below the Purchase Price (taking into account any increase in any other Financing) and (y) in respect of certainty of funding, are equivalent in all material respects to (or more favorable to Buyer and Seller/the Business than) the conditions set forth in the Commitment Letters as in effect on the date hereto (any such alternate funds, the “Alternate Financing”).
(ii)    In order to assist Buyer with obtaining the Debt Financing, Seller shall and shall cause the Seller Companies, their subsidiaries and their respective representatives to use commercially reasonable efforts to provide such assistance and cooperation as Buyer, its Affiliates and representatives or the Financing Sources may reasonably request in connection with the Debt Financing or Alternate Financing, as applicable, including but not limited to (i) cooperating with and facilitating access to information for all reasonably necessary due diligence efforts of the Financing Sources, (ii) facilitating the granting, pledging and/or release of any Liens and security interests on the Transferred Assets, (iii) assisting with the preparation of and execution and delivery at Closing of any pledge and security agreements and other definitive financing documentation (including any schedules or exhibits thereto), and to make Brian Marston and Chris Peters available to assist with negotiation of the foregoing, (iv) furnishing Buyer and the Financing Sources with documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including, but not limited to, the USA PATRIOT and beneficial ownership regulations, at least ten Business Days prior to the Closing Date, (v) causing the taking of any corporate and/or limited liability company action reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Buyer on the Closing Date and (vi) taking such actions as are reasonably requested by Buyer or the Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtain the Debt Financing or such Alternate Financing, as applicable; provided that such requested cooperation and assistance does not unreasonably interfere with the Business. Notwithstanding the foregoing, neither the Seller Companies nor Seller shall have an obligation under this Section 5(e)(ii) to enter into any agreement the effectiveness of which is not subject to the consummation of the Closing, the India Deferred Closing or the Mexico Deferred Closing, as applicable. Notwithstanding anything to the contrary contained herein, and solely with respect to the Mexico Deferred Business and the India Deferred Business the Seller shall, and shall cause the Seller Companies, their Subsidiaries and their representatives to, use commercially reasonable efforts to provide such assistance and cooperation as Buyer, its Affiliates and representatives or the Financing Sources may reasonably request after Closing and prior to the Mexico Deferred Closing, in the case of the Mexico Deferred Business, and the India Deferred Closing, in the case of the India Deferred Business.
(iii)    Seller and each of the Seller Companies hereby expressly authorize the use of the Pro Forma Financials and other information to be provided pursuant to this Section 5(e) for purposes of the Debt Financing and neither Seller nor any Seller Company are aware of any limitation on the use of such financial statements required by the Financing Sources. The Seller shall promptly supplement the Pro Forma Financials to the extent that any such Pro Forma Financials, to Seller’s Knowledge, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made in such Pro Forma Financials, in light of the circumstances under which they were made, not materially misleading. Seller shall promptly provide Buyer with an electronic version of the trademarks, service marks and corporate logo of the Business and the Seller hereby consents to the use of the Business’s logos in connection with the Debt Financing and in facilitating the syndication of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage any Seller Company or its subsidiaries or the reputation or goodwill thereof. For the avoidance of doubt in connection with the Financing, the logos and marks of the Business shall not include any logo of or reference to the name “Milacron.”
(iv)    Notwithstanding the foregoing or anything else in this Agreement, in no event shall the commercially reasonable efforts be deemed or construed to require the Buyer to, and the Buyer shall not be required to (i) pay any fees in excess of those contemplated by the commitments under the Commitment Letters, (ii) agree to conditionality or economic terms of the Debt Financing that are less favorable in the aggregate than those contemplated by the Commitment Letters or any related fee letter in effect on the date hereof or (iii) initiate, prosecute or maintain any claim, action, suit, demand, grievance, arbitration or similar proceeding against any Financing Source or other Persons providing the Debt Financing under the Commitment Letters.
(f)    Exclusivity. From and after the date of this Agreement, until either the Closing or the termination of this Agreement in accordance with Section 8 hereof, the Seller shall not, and shall cause the Seller Companies, the Seller’s and each Seller Company’s respective officers, directors, employees, Affiliates, agents, advisors accountants and attorneys to not, take any action, directly or indirectly, to, other than in respect of a Specified Event (i) solicit or initiate any discussion or negotiation with or (ii) provide any information to, in each case, any person other than Buyer or its Affiliates relating to the acquisition of the Business; provided that Seller shall remain, subject to the terms and conditions of this Agreement, obligated to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
(g)    Confidentiality. Unless required by Law or the rules and regulations of any securities exchange (in which case each of Buyer and Seller shall use their reasonable best efforts to consult with the other Party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof through the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the prior consent of both Buyer and Seller. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or the rules and regulations of any securities exchange, or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors, Financing Sources, limited partners, prospective limited partners and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).
(h)    Commercially Reasonable Efforts. Buyer, Seller and the Seller Companies shall use their commercially reasonable efforts to promptly (x) take, or cause to be taken, all actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the closing conditions set forth in Section 7 hereof (unless waived) and to consummate and make effective the Contemplated Transactions on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation).
(i)    Governmental Filings and Consents. Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies, in each case that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Agreements. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Notwithstanding the foregoing, the Seller shall be responsible for obtaining, or causing to be obtained, all consents, authorizations, orders and approvals from all third parties other than Governmental Bodies that may be or become necessary in connection with the Contemplated Transactions. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7 hereof.
(j)    India Employees. Seller and the India Seller Company shall provide to each of the India Transferred Employees a letter (collectively the “India Employees Intimation Letters”) informing them regarding the transfer of their employment from the India Seller Company to India

Buyer. Seller and the India Seller Company shall use commercially reasonable efforts to cause the India Transferred Employees to accept the employment offer from India Buyer and make available their employment services to India Buyer and/or its Affiliates, on the terms and conditions offered by India Buyer and in accordance with the terms of the India Transferred Employee Documents proposed to be entered into with such India Transferred Employees; for the avoidance of doubt “commercially reasonable efforts” shall not impose on Seller or the India Seller Company any obligation to incur any expenses including with respect to additional compensation payable to India Transferred Employees.
(k)    Employment Loss. No later than five (5) days prior to the Closing Date, Seller shall provide Buyer with a list of all Employees who have experienced an “employment loss” within the meaning of the WARN Act within ninety (90) days prior to the Closing Date.
(l)    R&W Insurance Policy. Prior to the Closing Date, Seller and Buyer shall each use commercially reasonable efforts to obtain a buy-side representation and warranties insurance policy with no less than $10 million of limit of liability, a retention not to exceed $1 million and a premium not to exceed $400,000 (“R&W Insurance Policy”) with respect to the representations and warranties of Seller in this Agreement and the other matters covered by such policy and containing a waiver of subrogation by the insurer in favor of the Seller subject to a customary fraud carve-out. The premium, surplus line taxes, underwriter due diligence fee and broker fee and commission (collectively, the “Shared R&W Costs”) associated with obtaining the R&W Insurance Policy shall be borne equally by Buyer and Seller and be paid at or prior to the Closing, provided that (1) Seller’s maximum share of the Shared R&W Costs shall not exceed $200,000, (2) all other costs and expenses of obtaining the R&W Insurance Policy outside of the Shared R&W Costs will be borne by Buyer, and (3) if Buyer chooses to obtain a R&W Insurance Policy with a limit of liability in excess of $10 million, Seller will not be responsible for any portion of the incremental increase in premium.
(m)    Seller shall use commercially reasonable efforts to assist Buyer or its designee in obtaining a lease or sublease (the “Queretaro Lease”) with respect to the portion of the warehouse and offices located in Manzana II, Lotes 1 y 2, Parque Industrial El Marques, Carretera Mexico-Querétaro, Km. 195.5, El Marqués, Estado de Querétaro, México, where the Mexico Deferred Business is currently conducted and in accordance with operational past practices.
Section 6.    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.
(a)    Non-Competition; Non-Solicitation.
(i)    For a period of five years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) design, manufacture, market or sell, or knowingly assist any Person in designing, manufacturing, marketing or selling, Restricted Machinery in the Territory; or (ii) have an interest in any Restricted Person in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding anything in this Agreement to the contrary,  (a) Seller may own, directly or indirectly, solely as an investment, securities of any Restricted Person that is traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; (b) Buyer may waive, in whole or in part, (x) the five year period for a specific country or state(s) within the Territory and thus, reduce this term of the Restricted Period to a shorter period of time for that specific country or state; and (y) the Territory for Seller and an Affiliate and, thus, narrow the Territory for Seller or an Affiliate to a specific country or state(s), in respect of any of the restrictions in Sections 6(a)(i), 6(a)(ii) or 6(a)(iii); (c) in the event of and immediately upon the occurrence of any Specified Event, without any action of the parties hereto, the provisions of this Section 6(a)(i) shall terminate immediately, with the sole following exception: Seller shall not and shall not permit its Affiliates to, design, manufacture, market or sell Restricted Machinery using Seller’s and its Affiliates’ facilities in Afton, Ohio or Ahmedabad, India, and shall not provide access to such facilities for such purposes to any newly-formed entity that would have been considered an Affiliate of Seller had such entity been formed as a Subsidiary of Parent on or prior to the date hereof, with respect to each such facility for a time period equal to the lesser of (A) two years after Seller and its Affiliates use such facility to manufacture and supply machines to Buyer pursuant to the Transition Services Agreement or any Manufacturing and Services Agreement, as applicable, and (B) five years commencing on the Closing Date; and (d) Seller and its Affiliates may invest in, purchase or otherwise acquire, whether by merger, purchase of assets, stock or controlling interest or otherwise, any Person or business or engage in any similar investment, merger and acquisition activity with any Person (such acquired Person, the “Acquired Entity”); provided, that, if more than twenty percent (20%) of the consolidated revenue of any such Acquired Entity is derived from the business of designing, marketing, manufacturing or selling Restricted Machinery in the Territory (that portion of the business of the Acquired Entity, the “Acquired Business”), Seller or the applicable Affiliate (including, if applicable such Acquired Entity) shall, following the consummation of such transaction, offer to Buyer the opportunity to purchase the Acquired Business from Seller or such Affiliate (including, if applicable such Acquired Entity) on terms to be mutually agreed upon.
(ii)    For a period of five years commencing on the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Business or encourage any such employee to leave such employment or hire any such employee who has left such employment, except Seller and its Affiliates may solicit (but for the avoidance of doubt, not hire) pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6(a)(ii) shall (A) prevent Seller or any of its Affiliates from hiring any such employee after 180 days from the date of termination of employment; or (B) apply to any employee of Buyer or the entities comprising the Buyer Group (other than the Key Employees) who directly approaches Seller or its Affiliates for employment.
(iii)    During the Restricted Period, Seller shall not and shall not permit its Affiliates to provide to direct end user customers unique to Uniloy replacement parts or unique to Uniloy repair services for Uniloy-Brand Restricted Machinery in the Territory; provided, however, that upon the occurrence of any Specified Event, without any action of the parties hereto, this Section 6(a)(iii) shall terminate immediately, with the sole following exception: Seller shall not and shall not permit its Affiliates to, provide to direct end user customers unique to Uniloy replacement parts or unique to Uniloy repair services for Uniloy-Brand Restricted Machinery using Seller’s and its Affiliates’ facilities in Afton, Ohio or Ahmedabad, India, and shall not provide access to such facilities for such purposes to any newly-formed entity that would have been considered an Affiliate of Seller had such entity been formed as a Subsidiary of Parent on or prior to the date hereof, with respect to each such facility for a time period equal to the lesser of (A) two years after Seller and its Affiliates use such facility to manufacture and supply machines to Buyer pursuant to the Transition Services Agreement or any Manufacturing and Services Agreement, as applicable, and (B) five years commencing on the Closing Date.
(iv)    During the Restricted Period, Buyer shall not, and shall not permit any of the entities comprising the Buyer Group to, directly or indirectly, (i) engage in or assist others in engaging in the business of designing, manufacturing or selling (A) plastic processing equipment, auxiliary systems, related parts and services related to injection molding technologies (including low pressure injection molding) and extrusion technologies or (B) hot runner (including co-injection and other multi-layer technologies) or process control systems, mold bases and components or MRO supplies for plastic processing operations, other than the Business (the “Buyer Restricted Business”) in the Territory; provided that the Buyer Restricted Business shall not include the sale of parts or services in the aftermarket with respect to machines used in the businesses described in subclauses (A) and (B) so long as the entities comprising the Buyer Group are not aware that such machines were manufactured by Parent or any of its Subsidiaries; (ii) have an interest in any Person that engages directly or indirectly in the Buyer Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Seller and customers or suppliers of Buyer Restricted Business. Notwithstanding the foregoing, (a) the entities comprising the Buyer Group may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange that engages in the Buyer Restricted Business if Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; (b) in the event of and immediately upon any Person acquiring directly or indirectly control (as defined in the definition of “Affiliates”) of the Buyer Group, without any action of the parties hereto, the provisions of this Section 6(a)(iv) shall terminate immediately, with the sole following exception: Neither the entities comprising the Buyer Group nor such controlling Person shall utilize Seller’s current Tecumseh, Michigan facility in connection with a Buyer Restricted Business for a period of five years commencing on the Closing Date; (c) the Buyer Group may invest in, purchase or otherwise acquire, whether by merger, purchase of assets, stock or controlling interest or otherwise, any Person or business or engage in any similar investment, merger and acquisition activity with any Person (such acquired Person, the “Buyer Acquired Entity”); provided, that, if more than twenty percent (20%) of the consolidated revenue of any such Buyer Acquired Entity is derived from the Buyer Restricted Business, Buyer shall, following the consummation of such transaction, offer to Seller the opportunity to purchase that business that constitutes the Buyer Restricted Business from the Buyer Group on terms to be mutually agreed upon.
(v)    For a period of five years commencing on the Closing Date, Buyer shall not, and shall not permit any of the entities comprising the Buyer Group to, directly or indirectly, hire or solicit any employee of the Seller or its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except solicit (but for the avoidance of doubt, not hire) pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6(a)(v) shall (A) prevent Buyer or any of the entities comprising the Buyer Group from hiring after 180 days from the date of termination of employment; or (B) apply to any Transferred Employee, any of the employees set forth on Schedule Y, or any employee of Seller or its Affiliates who directly approaches Buyer or the entities comprising the Buyer Group for employment, or any European Employee who transfers pursuant to the Acquired Rights Directive.
(vi)    Each Party acknowledges that a Breach or threatened Breach of this Section 6(a) would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a Breach or a threatened Breach by a Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such Breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without posting bond or other security.
(vii)    Each Party acknowledges that the restrictions contained in this Section 6(a) are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the other Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6(a) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6(a) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(viii)    For the avoidance of doubt, any services performed by one Party or any of its Affiliates on behalf of or for the benefit of the other Party or any of its Affiliates, including pursuant to the Transition Services Agreement, any Manufacturing and Supply Agreement, or pursuant to a separate written request by the other Party or separate written agreement between the Parties, shall not constitute a Breach of this Section 6(a). The parties also agree to the covenant set forth on Schedule 6(a)(viii).
(b)    Employee Matters for non-European Employees.
(i)    This section shall apply to all Employees save for the European Employees and the employees of Uniloy Italy.
(ii)    Employees. Except where other specific employee transfer mechanics or covenants are provided herein, Buyer shall, or shall cause its Affiliate to, offer employment effective on the applicable Transfer Date, to (A) such Employees listed on Schedule 3(n)(i) (for the avoidance of doubt, as updated at Closing), other than any such Employee whose employment with the applicable Seller Company has terminated, and (B) to those Employees hired by a Seller Company following the Closing (with the prior written consent of Buyer) dedicated to provide services exclusively to the Business under the Transition Services Agreement, in each case including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence on the applicable Transfer Date, (the Employees who accept such employment and commence such employment within 60 days of the applicable Transfer Date, together with (i) each person employed by a Transferred Company immediately prior to the Closing and (ii) the European Employees, the “Transferred Employees”). On or prior to each applicable Transfer Date, Seller shall pay with respect to each Transferred Employee any accrued or unpaid payroll (including the employer’s share of any payroll Taxes), accrued and unused paid time off, employee retirement withholdings, insurance payable, employee payable, sales, goods and services and Value Added Tax payable for such Transferred Employee, and any other payments owed to such Transferred Employee.
(iii)    Obligations of Buyer; Comparability of Benefits. During the period commencing on the applicable Transfer Date and ending on (X) with respect to subsections (A) below, one year from the Transfer Date and (Y) for all other subsections, December 31, 2019 (or, in each case, if earlier, the date of the Transferred Employee’s termination of employment with Buyer or any of its Affiliates), Buyer shall provide each Transferred Employee with (or shall cause each Transferred Employee to be provided with):
(A)    base salary or hourly wages which are no less than the base salary or hourly wages provided immediately prior to the Closing;
(B)    target bonus opportunity amounts (excluding equity-based compensation), if any, which are no less than the target bonus opportunity amounts (excluding equity-based compensation) provided immediately prior to the Closing;
(C)    defined contribution retirement and welfare benefits (excluding retiree welfare benefits) that are no less favorable in the aggregate than those provided immediately prior to the Closing (excluding retiree welfare benefits) and as required under applicable Law; and

(D)    severance benefits (excluding equity-based compensation and retiree welfare benefits) that are no less favorable than those provided under the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing (excluding equity-based compensation and retiree welfare benefits) and as required under applicable Law.
(iv)    Obligations of Seller. The Seller Companies and their Affiliates shall provide to Buyer and its Affiliates such documents as the Buyer requests in order for Buyer to satisfy its obligations under Section 6(b)(ii), and the failure of the Seller Companies and their Affiliates to timely comply with such requests shall relieve Buyer and its Affiliates of their obligation to comply with Section 6(b)(ii).
(v)    Pre-Existing Limitations; Service Credit. With respect to any benefit plans of Buyer in which the Transferred Employees participate after the Closing, Buyer shall recognize all regular employee service of the Transferred Employees with the Seller Companies for purposes of eligibility to participate, vesting, form of payment and calculation of the rate of benefits (if applicable) relating to service after the Closing, but not (A) to the extent such recognition would result in duplication of benefits or (B) for purposes of benefit accrual under any defined benefit pension plan or equity plan, and only to the same extent such service would be taken into account under a comparable Employee Benefit Plan immediately prior to the Closing.
(vi)    Liabilities Following Closing. Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee, including for purposes of any Employee Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing and, in respect of each Mexico Transferred Employee and each India Transferred Employee, immediately before and immediate after the Mexico Deferred Closing and the India Deferred Closing, respectively. Buyer shall be liable and hold the Seller harmless for: (i) any statutory or common law severance with respect to any Transferred Employee, other than an employee who has received an offer of employment by Buyer or one of its Affiliates on terms and conditions consistent with Section 6(b)(ii) hereof; and (ii) any claims relating to the employment of any Transferred Employee by Buyer or any of its Affiliates.
(vii)    Defined Contribution Plan. Upon the establishment by Buyer or a subsidiary thereof of a defined contribution plan that is intended to qualify under Section 401(a) of the Code (a “Buyer DC Plan”), each of Seller and Buyer shall (or shall cause their respective Affiliates to) use commercially reasonable efforts to permit each Transferred Employee who participates, as of immediately prior to the Closing, in a defined contribution plan maintained by any Seller Company, any subsidiary thereof or any ERISA Affiliate that is intended to qualify under Section 401(a) of the Code (a “Seller DC Plan”) to make, in accordance with applicable law, rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of such Transferred Employee’s account balances

(including all outstanding loans) from the Seller DC Plan to a Buyer DC Plan. Nothing contained herein shall be deemed to be the adoption of, or an amendment to, any Employee Benefit Plan.
(viii)    Seller and Buyer agree to use, or cause their respective Affiliates to use, the “standard procedure” of Rev. Proc. 2004-53, 2004-2 C.B. 320 (and any comparable provisions of applicable state or local law), for purposes of Tax withholding, payment and wage reporting with respect to the Transferred Employees.
(c)    European Employees.
(i)    Seller and Buyer acknowledge and agree that the contracts of employment of each of the European Employees shall not be terminated as a result of this sale and purchase, but shall continue to have effect as if originally made between each such European Employee and Buyer in accordance with and save as may be otherwise provided by the Acquired Rights Directive.
(ii)    All salaries, wages, bonuses and other emoluments, all statutory contributions and all income tax deductible under PAYE for which Seller or any of its Affiliates is accountable, all employer’s contributions to Seller’s or such Affiliate’s pension and insurance schemes, and all other employment costs in respect of any European Employee shall, in respect of the period:
(A)    up to and including the Closing Date, be borne by the Seller Companies (other than Uniloy Italy); and
(B)    from and after the Closing Date, be borne by the Buyer.
(iii)    Notwithstanding Section 3(n)(vi), if by operation of Law the contract of employment of any employee of any Seller Company (other than Uniloy Italy) shall be transferred to the Buyer or if any other employee of any Seller Company (other than Uniloy Italy) alleges that his employment did so transfer, then Buyer may terminate the contract of employment of such employee as soon as reasonably practicable after becoming aware of such transfer of employment.
(d)    For Parties Only. Notwithstanding the foregoing, the provisions of Section 6(b) and Section 6(c) are for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person or employee any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of Section 6(b) or Section 6(c).
(e)    Employee Information. Following the Closing Date and, in respect of the Mexico Deferred Business and the India Deferred Business, following the Mexico Deferred Closing and the India Deferred Closing, respectively, the Seller shall, if the Buyer shall so request in writing, provide such information or documents as the Buyer may reasonably require relating to the terms and conditions of employment, pension and life assurance arrangements, health benefits, welfare and any other matter concerning any of the European Employees or any other employees of the Seller or any of its Affiliates or any trade union, staff association, works council or any other appropriate representative(s) of the European Employees or any other employees of the Seller or any of its Affiliates prior to the Closing Date and, in respect of the Mexico Deferred Business and the India Deferred Business, prior to the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively.
(f)    Tax Matters.
(i)    Tax Refunds. Any refund of Taxes of any Seller Company (other than Uniloy Italy) that are received by Buyer or any Affiliate of Buyer and any amounts credited against any Tax to which Buyer or any Affiliate of Buyer becomes entitled that relate to a pre-Closing Tax period of any Seller Company shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 10 days after receipt or entitlement thereto.
(ii)    Cooperation on Tax Matters.
(A)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns related to the Business and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date and, in respect of the Mexico Deferred Business and the India Deferred Business, before the Mexico Deferred Closing and the India Deferred Closing, respectively, until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.
(B)    Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(C)    Buyer and Seller further agree, upon request, to provide the other Party with all information in such Party’s possession, custody or control that either Party may be required to report pursuant to any applicable Law.

(iii)    Certain Taxes and Fees. All conveyance, transfer, documentary, sales, use, registration, value-added, stamp and other similar Taxes or fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be paid by Seller when due, provided that, Seller shall only be responsible for any Value Added Tax (or equivalent) to the extent Buyer is not otherwise entitled to reimbursement, input tax credit or refund of such Value Added Tax (or equivalent). In addition, Seller shall hold Buyer Indemnified Persons harmless with respect to the loss of any input Tax credit as a result of Seller’s failure to comply with applicable Tax Laws or as a result of successor Tax Liability as a result of Seller’s failure to comply with applicable Tax Laws.
(iv)    Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements, Tax indemnity obligations, and similar agreements, arrangements, understandings, and practices with respect to Taxes to which any of the Transferred Companies is a party or bound, and all powers of attorney with respect to Taxes relating to the Transferred Companies, shall be terminated as of the Closing and, after the Closing, no Transferred Company shall be bound thereby or have any Liability thereunder.
(g)    Confidentiality.
(i)    Unless required by Law or the rules and regulations of any securities exchange (in which case each of Buyer and Seller shall use their reasonable best efforts to consult with the other Party prior to any such disclosure as to the form and content of such disclosure), from and after the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the prior consent of both Buyer and Seller. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or the rules and regulations of any securities exchange, or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors, Financing Sources, limited partners, prospective limited partners and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).
(ii)    Seller agrees, and agrees to cause each of its Affiliates, following the date of this Agreement and for a period of five (5) years thereafter, not to disclose without the prior consent of Buyer any Confidential Information. “Confidential Information” means non-public information of or concerning Uniloy Italy, the Transferred Assets or the Business sold to Seller hereunder and the Buyer Group; provided that Confidential Information shall not include any information that has become generally available to the public (other than by virtue of a breach of this Section 6(g)).  Notwithstanding the foregoing, Seller and each applicable Affiliate of Seller may disclose Confidential Information (i) to such Person’s employees, agents, representatives, auditors, advisors, partners or counsel, on a need-to-know basis and to the extent such Person is bound to confidentiality, including by professional rules of conduct (ii) as may be required in respect of any summons or subpoena or in connection with any Legal Proceeding, (iii) in order to comply with any Law, including reporting obligations, and (iv) to enforce this Agreement; provided that, with respect to clauses (ii), (iii) and (iv), such Person shall only disclose Confidential Information to the minimum extent necessary to comply with any such requirement and such Person shall in each such case, to the extent permitted to do so under any applicable Law, promptly inform Buyer of such requirement and shall cooperate with Buyer in attempting to obtain a protective order or to otherwise restrict such disclosure.  Seller understands that the restrictions set forth in this Section 6(g) will survive and continue to apply after the Closing Date.
(iii)    Seller hereby releases and waives, and agrees to cause its Affiliates (other than Uniloy Italy) to release and waive, the right to enforce any covenants regarding non-competition and non-solicitation of customers for Seller’s or its Affiliates’ benefit that would prohibit, limit or restrict any Transferred Employee from becoming employed by, or any independent contractor currently engaged by the Business from being engaged by (or from otherwise performing, in each case, any of their duties for), Buyer or any of its Affiliates on or after the Closing. Seller acknowledges and agrees that it shall not require any Transferred Employee to take any action to cause any Intellectual Property developed or invented by such Transferred Employee that is related to the Business to vest in Seller or its Affiliates. In addition, Seller acknowledges and agrees that any restriction in an agreement between any Transferred Employee and Seller or any of its Affiliates (other than Uniloy Italy) relating to the use or disclosure of confidential, proprietary or trade secret information shall apply only to the confidential, proprietary or trade secret information of Seller or any of its Affiliates (other than Uniloy Italy or the Business).
(h)    Payment of the Purchase Price under the Asset Transfer Instruments. Whereas the purchase price under each of the Asset Transfer Instruments is included in the Purchase Price that is paid by the Buyer to the Seller, or by India Buyer to the India Seller Company, as applicable, in each case hereunder, the Seller shall procure that no Seller Company, as the respective sellers, assignors or equivalents under the Asset Transfer Instruments (or their successors as the case may be), will claim at any time in the future against Buyer or any Affiliate of Buyer that is a purchaser, assignee or equivalent under the Asset Transfer Instruments the payment of purchase price (or unjust enrichment, as the case may be) thereunder.
(i)    Use of Name.
(i)    Seller covenants and agrees not to, and to cause each of its Affiliates not to, use the name “Uniloy,” any of the other names included in the Uniloy-Brand or any component thereof, or any name (or brand or other business or source identifier) that consists of, contains, is derivative of, or is similar to “Uniloy,” any of the other names included in the Uniloy-Brand or any component thereof, in the course or conduct of any business, from and after the Closing Date, other than in communication with and providing services to Buyer or its Affiliates. Each Person that is an Affiliate of Seller and that uses “Uniloy,” any of the other names included in the Uniloy-Brand or any component or derivation thereof as part of its corporate name agrees to change its corporate name no later than thirty (30) Business Days following the Closing, or at such time prior to the Closing as reasonably requested by Buyer in connection with the assumption, transfer, or reissuance of any Permit required for the operation of the Business, and such name shall not include “Uniloy,” any other name included in the Uniloy-Brand or any component or derivation thereof.
(ii)    Buyer covenants and agrees, and shall cause the entities comprising the Buyer Group (which, for the avoidance of doubt, includes Uniloy Italy, following the Closing), in each case not to use the name “Milacron” or any component thereof, or any name (or brand or other business or source identifier) that consists of, contains, is derivative of, or is similar to “Milacron” or any component thereof, in the course or conduct of any business, from and after the Closing Date; provided, however, that Buyer shall be permitted to use existing equipment, machinery, parts, letterhead, manuals, brochures and marketing materials, in each case with the “Milacron” name on them and included in the Transferred Assets from the date of Closing through December 31, 2019. Buyer agrees it will not create any new manuals, brochures, marketing materials or other materials using the name “Milacron” or any component or derivative thereof. Buyer agrees to cause Uniloy Italy to change its corporate name no later than thirty (30) Business Days following the Closing, and such name shall not include “Milacron” or any component or derivation thereof.
(j)    Payments Received.
(i)    Each of the Seller Companies agrees that after the Closing Date (except (i) in the case of the Mexico Deferred Business, after the Mexico Deferred Closing Date and (ii) in the case of the India Deferred Business, after the India Deferred Closing Date) it will hold and will promptly transfer and deliver to Buyer, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date (or the Mexico Deferred Closing Date or India Deferred Closing Date, as applicable) which properly belongs to Buyer or its designee and will account to Buyer or its designee for all such receipts.
(ii)    Buyer agrees that after the Closing Date (except (i) in the case of the Mexico Deferred Business, after the Mexico Deferred Closing Date and (ii) in the case of the India Deferred Business, after the India Deferred Closing Date) it will hold and will promptly transfer and deliver to Seller, from time to time as and when received by it, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that it may receive on or after the Closing Date (or the Mexico Deferred Closing Date or India Deferred Closing Date, as applicable) which properly belongs to Seller, Seller Companies or their respective designee and will account to Seller, Seller Companies or their respective designee for all such receipts.
(k)    Obligations with Respect to the Mexico Deferred Closing
(i)    For the period commencing from the Closing Date until the Mexico Deferred Closing Date, the Mexico Deferred Business shall be held for the account of Buyer, and Buyer and Seller shall, to the extent permitted by applicable Law, use commercially reasonable efforts to cooperate in a mutually agreeable arrangement under which Buyer (or one or more of its Affiliates) would obtain the benefits, assume the obligations and bear the economic burdens (including any Liability for Taxes for the period until the Mexico Deferred Closing Date) associated with operating the Mexico Deferred Business; provided that, Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution towards or in relation to, the Mexico Deferred Business; provided, further, that, for the avoidance of doubt, the foregoing shall not entitle Buyer or any of its Affiliates to the benefit of any payments (including under any “cost-plus” arrangement) made by Buyer or its Affiliates to Seller or its Affiliates, whether under the Transition Services Agreement or otherwise, in respect of the operation thereof. From and after the Closing Date through the Mexico Deferred Closing Date, Seller shall and shall cause its Affiliates and their officers and representatives not to, without the prior written consent of the Buyer, incur or assume any material Liability with respect to the Mexico Deferred Business other than in the Ordinary Course of Business and other than a Liability that would be released on or before the Mexico Deferred Closing Date. For the avoidance of doubt, Seller and its Affiliates shall not be liable for the failure of the Mexico Deferred Business to meet projections or estimates used to prepare any Mexico Deferred Business budget.
(ii)    For Tax and legal purposes, ownership of the Mexico Deferred Business will be considered to transfer from Seller or the applicable Seller Company to Buyer or the applicable subsidiary of Buyer on the Mexico Deferred Closing Date. Nothing in this Section 6(k)(ii) shall affect the arrangement with respect to the economic burden for any Liability for Taxes set forth in Section 6(k)(i).
(iii)    From and after the Closing Date until the Mexico Deferred Closing Date, the Seller and Buyer shall, and shall cause their respective officers, employees and representatives to, cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising with respect to the Mexico Deferred Business at the earliest practicable dates. Such commercially reasonable efforts and cooperation include (i) keeping each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies and (ii) conferring with each other regarding appropriate contacts with and response to personnel of such Governmental Body and the content of any such contacts or presentations, in each case with respect to any material matter. Neither Seller nor Buyer nor any of their respective officers, employees or representatives shall participate in any material meeting or discussion with any Governmental Body without giving the other party prior notice of the meeting or discussion and the opportunity to attend and participate in such meeting or discussion. Buyer shall use commercially reasonable efforts to establish one or more subsidiaries in Mexico reasonably promptly following the Closing.
(l)    Obligations with Respect to the India Deferred Closing
(i)    For the period commencing from the Closing Date until the India Deferred Closing Date, the India Deferred Business shall be held for the account of Buyer, and Buyer and Seller shall, to the extent permitted by applicable Law, use commercially reasonable efforts to cooperate in a mutually agreeable arrangement under which Buyer (or one or more of its Affiliates) would obtain the benefits, assume the obligations and bear the economic burdens (including any Liability for Taxes for the period until the India Deferred Closing Date) associated with operating the India Deferred Business; provided that, Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution towards or in relation to, the India Deferred Business; provided, further, that, for the avoidance of doubt, the foregoing shall not entitle Buyer or any of its Affiliates to the benefit of any payments (including under any “cost-plus” arrangement) made by Buyer or its Affiliates to Seller or its Affiliates, whether under the Transition Services

Agreement or otherwise, in respect of the operation thereof. From and after the Closing Date through the India Deferred Closing Date, Seller shall and shall cause its Affiliates and their officers and representatives not to, without the prior written consent of the Buyer, incur or assume any material Liability with respect to the India Deferred Business other than in the Ordinary Course of Business and other than a Liability that would be released on or before the India Closing Date. For the avoidance of doubt, Seller and its Affiliates shall not be liable for the failure of the India Deferred Business to meet projections or estimates used to prepare any India Deferred Business budget.
(ii)    For Tax and legal purposes, ownership of the India Deferred Business will be considered to transfer from Seller or the applicable Seller Company to Buyer or the applicable subsidiary of Buyer on the India Deferred Closing Date. Nothing in this Section 6(l)(ii) shall affect the arrangement with respect to the economic burden for any Liability for Taxes set forth in Section 6(l)(i).
(iii)    From and after the Closing Date until the India Deferred Closing Date, the Seller and Buyer shall, and shall cause their respective officers, employees and representatives to, cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising with respect to the India Deferred Business at the earliest practicable dates. Such commercially reasonable efforts and cooperation include (i) keeping each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies and (ii) conferring with each other regarding appropriate contacts with and response to personnel of such Governmental Body and the content of any such contacts or presentations, in each case with respect to any material matter. Neither Seller nor Buyer nor any of their respective officers, employees or representatives shall participate in any material meeting or discussion with any Governmental Body without giving the other party prior notice of the meeting or discussion and the opportunity to attend and participate in such meeting or discussion. Buyer shall use commercially reasonable efforts to (x) establish a subsidiary in India as the India Buyer reasonably promptly following the date of this Agreement, and (y) and cause that subsidiary to open a bank account in India into which the amount allocable to the price of the Transferred Assets of the India Deferred Business pursuant to the Allocation Schedule can be wired as of the India Deferred Closing.
(m)    Equipment in Policka. Buyer shall remove at Buyer’s option all or any part of the Policka Equipment within 60 days following the Closing Date and transfer the Policka Equipment to Buyer’s designated location, in each case at Buyer’s cost. Any Policka Equipment not removed by Buyer within 60 days following the Closing Date shall be retained by Seller. For the avoidance of doubt, Buyer shall have title to and risk of loss with respect to the Policka Equipment that Buyer elects to remove from and after the Closing Date.
(n)    Further Actions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(o)    Schedule 6(o). Buyer and Seller hereby agree to the matters set forth on Schedule 6(o).
(p)    In the event Seller is required to defend against any action, suit or proceeding arising out of a product liability or product warranty claim pertaining to the Business or the Retained Liabilities, Buyer shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by Seller in connection with its defense. Seller shall (i) pay Buyer or its respective Affiliate the agreed-upon rates in the Transition Services Agreement for similar services and for other services mutually agreed-upon compensations, and (ii) reimburse Buyer or its respective Affiliate for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.
Section 7.    Conditions to Closing.
(a)    Conditions Precedent to Buyer’s Obligations to Close. The obligations of Buyer to close the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer):
(i)    Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications), other than the Seller Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. Each of the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that Seller Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.
(ii)    Seller’s Performance. The covenants and obligations that Seller is required to perform or comply with pursuant to the Transaction Agreements at or prior to the Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against Buyer (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction.
(iv)    No Material Adverse Change. The Business shall not have suffered any Material Adverse Change and no event shall have occurred, and no circumstance shall exist, that could result in a Material Adverse Change with respect to the Business.
(v)    Delivery of Documents. All documents evidencing the actions to be carried out by Seller pursuant to the Transaction Agreements shall have been delivered to Buyer including, for the avoidance of doubt, all of Seller’s closing deliverables required under Section 2(h)(i).

(vi)    Transaction Agreements. Seller or the relevant Affiliate of Seller, as the case may be, shall have executed the Transaction Agreements.
(vii)    Financing. Buyer shall have received the Financing and, with respect to the Debt Financing, on the terms provided for in the Commitment Letters or any Alternate Financing.
(viii)    No Conflict. Neither the consummation nor the performance of any Contemplated Transaction, shall directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Buyer to suffer any material Loss under any applicable Law that did not exist prior to the date of this Agreement.
(ix)    Acquired Rights Directive. Each Seller Company shall have complied with all applicable obligations to inform and consult under the Acquired Rights Directive and all waiting and other periods with respect thereto shall have expired at least two (2) Business Days prior to the Closing Date, unless otherwise agreed to by Buyer and Seller.
(x)    Assigned Contracts. Seller shall have obtained the third-party consents set forth on Schedule 7(a)(x).
(xi)    Uniloy Italy Spin-Off. Seller shall have consummated the Uniloy Italy Spin-Off in accordance with Exhibit O and otherwise on terms and conditions reasonably satisfactory to Buyer.
(b)        Conditions Precedent to Seller’s Obligations to Close. The obligations of Seller to consummate the Contemplated Transactions and to perform the other actions at the Closing Date under the Transaction Agreements are subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived in whole or in part by Seller):
(i)    Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 of this Agreement, other than the Buyer Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date. Each of the Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that Buyer Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.
(ii)    Buyer’s Performance. The covenants and obligations that Buyer is required to perform or comply with pursuant to the Transaction Agreements at or prior to the Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against any Seller Company, (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction.
(i)    No Material Adverse Change. Buyer shall not have suffered any Material Adverse Change and no event shall have occurred, and no circumstance shall exist, that could result in a Material Adverse Change with respect to Buyer.
(ii)    Delivery of Documents. All documents evidencing the actions to be carried out by Buyer pursuant to the Transaction Agreements shall have been delivered to Seller, including, for the avoidance of doubt, all of Buyer’s closing deliverables required under Section 2(h)(ii).
(iii)    Transaction Agreements. Buyer shall have executed the Transaction Agreements.
(iv)    No Conflict. Neither the consummation nor the performance of any Contemplated Transaction, shall directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Seller to suffer any material Loss under any applicable Law that did not exist prior to the date of this Agreement.
(v)    Acquired Rights Directive. Buyer shall have provided Seller with all information required for Seller Companies to comply with all their applicable obligations to inform and consult under the Acquired Rights Directive.
(c)    Conditions Precedent to Buyer’s Obligations to Close the Mexico Deferred Closing. The obligations of Buyer to consummate the Mexico Deferred Closing, execute the Mexico Transaction Agreements and to perform the other actions at the Mexico Deferred Closing Date hereunder are subject to the satisfaction, at or prior to the Mexico Deferred Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer):
(i)    Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications) in respect of the Mexico Deferred Business, other than the Seller Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the Mexico Deferred Closing Date as though made on and as of the Mexico Deferred Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date. Each of the Seller Fundamental Representations, in respect of the Mexico Deferred Business, shall be true and correct in all respects as of the date hereof and as of the Mexico Deferred Closing Date as though made on and as of the Mexico Deferred Closing Date, except that Seller Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.

(ii)    Seller’s Performance. The covenants and obligations that Seller is required to perform or comply with pursuant to the Transaction Agreements at or prior to the Mexico Deferred Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against any Mexico Seller Company, (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction in respect of the Mexico Deferred Business or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction in respect of the transfer of the Mexico Deferred Business.
(iv)    No Material Adverse Change. Seller shall not have suffered any material adverse change in respect of the Mexico Deferred Business and no event shall have occurred, and no circumstance shall exist, that could result in a material adverse change with respect to Seller in respect of the Mexico Deferred Business.
(v)    Delivery of Documents. All documents evidencing the actions to be carried out by Seller pursuant to this Agreement and Mexico Transaction Agreements, as due as of the Mexico Deferred Closing Date, shall have been delivered to Buyer, including, for the avoidance of doubt, all of Seller’s closing deliverables required under Section 2(l)(i).
(vi)    Mexico Transaction Agreements. Seller or an Affiliate of Seller, as the case may be, shall have executed the Mexico Transaction Agreements.
(vii)    Incorporation of Mexico Buyers. The Buyer shall have duly incorporated Mexico Buyers as private companies in accordance with applicable Law.
(d)    Conditions Precedent to Seller’s Obligations to Close the Mexico Deferred Closing. The obligations of Seller to consummate the Contemplated Transactions in respect of the Mexico Deferred Closing, execute the Mexico Transaction Agreements and to perform the other actions at the Mexico Deferred Closing Date hereunder under the Transaction Agreements, are subject to the satisfaction, at or prior to the Mexico Deferred Closing of each of the following conditions (any of which may be waived in whole or in part by Seller):
(i)    Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 of this Agreement, as they relate to the acquisition of the Mexico Deferred Business, other than the Buyer Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the Mexico Deferred Closing Date as though made on and as of the Mexico Deferred Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date. Each of the Buyer Fundamental Representations, in respect of the acquisition of the Mexico Deferred Business, shall be true and correct in all respects as of the date hereof and as of the Mexico Deferred Closing Date as though made on and as of the Mexico Deferred Closing Date, except that Buyer

Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.
(ii)    Buyer’s Performance. The covenants and obligations that Buyer is required to perform or comply with pursuant to the Transaction Agreements at or prior to the Mexico Deferred Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against Buyer, (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction in respect of the Mexico Deferred Business or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction in respect of the acquisition of the Mexico Deferred Business.
(iv)    No Material Adverse Change. Buyer shall not have suffered any material adverse change in respect of the acquisition of the Mexico Deferred Business and no event shall have occurred, and no circumstance shall exist, that could result in a material adverse change with respect to Buyer in respect of the acquisition of the Mexico Deferred Business.
(v)    Delivery of Documents. All documents evidencing the actions to be carried out by Buyer pursuant to this Agreement and the Mexico Transaction Agreements, as due as of the Mexico Deferred Closing Date, shall have been delivered to Seller, including, for the avoidance of doubt, all of Buyer’s closing deliverables under Section 2(l)(ii).
(vi)    Mexico Transaction Agreements. Buyer or an Affiliate of Buyer, as the case may be, shall have executed the Mexico Transaction Agreements to which Buyer shall a signatory in accordance hereunder and therewith.
(e)    Conditions Precedent to Buyer’s Obligations to Close the India Deferred Closing. The obligations of Buyer to consummate the India Deferred Closing, execute the India Transaction Documents and to perform the other actions at the India Deferred Closing Date hereunder are subject to the satisfaction, at or prior to the India Deferred Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer):
(i)    Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 3 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications) in respect of the India Deferred Business, other than the Seller Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the India Deferred Closing Date as though made on and as of the India Deferred Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date. Each of the Seller Fundamental Representations, in respect of the India Deferred Business, shall be true and correct in all respects as of the date hereof and as of the India Deferred Closing Date as though made on and as of the India Deferred Closing Date, except that Seller Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.
(ii)    Seller’s Performance. The covenants and obligations that Seller is required to perform or comply with pursuant to the Transaction Agreements at or prior to the India Deferred Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against the India Seller Company, (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction in respect of the India Deferred Business or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction in respect of the transfer of the India Deferred Business.
(iv)    No Material Adverse Change. Seller shall not have suffered any Material Adverse Change in respect of the India Deferred Business and no event shall have occurred, and no circumstance shall exist, that could result in a Material Adverse Change with respect to Seller in respect of the India Deferred Business.
(v)    Delivery of Documents. All documents evidencing the actions to be carried out by Seller pursuant to this Agreement and India Transaction Documents, as due as of the India Deferred Closing Date, shall have been delivered to Seller, including, for the avoidance of doubt, all of Sellers’s closing deliverables required under Section 2(n)(i).
(vi)    India Employees Intimation Letter. The India Seller Company shall have provided notice to India Transferred Employees informing them of the transfer of India Transferred Assets to India Buyer and shall have used commercially reasonable efforts to obtain acceptance from each India Transferred Employee to the transfer, cessation of their employment with the India Seller Company and commencement of their employment with India Buyer effective from the applicable Transfer Date in the form of Part A of Exhibit K hereto, for the avoidance of doubt “commercially reasonable efforts” shall not impose on Seller or the India Seller Company any obligation to incur any expenses including with respect to additional compensation payable to India Transferred Employees.
(vii)    India Transaction Documents. Seller or an Affiliate of Seller, as the case may be, shall have executed the India Transaction Documents.
(viii)    Incorporation of India Buyer. Buyer shall have duly incorporated the India Buyer as a private company in accordance with applicable Law.
(f)    Conditions Precedent to Seller’s Obligations to Close the India Deferred Closing. The obligations of Seller to consummate the Contemplated Transactions in respect of the India Deferred Closing, execute the India Transaction Documents and to perform the other actions at the

India Deferred Closing Date hereunder under the Transaction Agreements, are subject to the satisfaction, at or prior to the India Deferred Closing of each of the following conditions (any of which may be waived in whole or in part by Seller):
(i)    Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 of this Agreement, as they relate to the acquisition of the India Deferred Business, other than the Buyer Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the India Deferred Closing Date as though made on and as of the India Deferred Closing Date, except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date. Each of the Buyer Fundamental Representations, in respect of the acquisition of the India Deferred Business, shall be true and correct in all respects as of the date hereof and as of the India Deferred Closing Date as though made on and as of the India Deferred Closing Date, except that Buyer Fundamental Representations that are made as of a specific date need to be true and correct in all respects only as of such date.
(ii)    Buyer’s Performance. The covenants and obligations that Buyer is required to perform or comply with pursuant to the Transaction Agreements at or prior to the India Deferred Closing Date shall have been duly performed or complied with in all material respects.
(iii)    No Proceedings. No Proceeding shall have been commenced or threatened against Buyer, (A) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction in respect of the India Deferred Business or (B) that would be reasonably likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any such Contemplated Transaction in respect of the acquisition of the India Deferred Business.
(iv)    No Material Adverse Change. Buyer shall not have suffered any Material Adverse Change in respect of the acquisition of the India Deferred Business and no event shall have occurred, and no circumstance shall exist, that could result in a Material Adverse Change with respect to Buyer in respect of the acquisition of the India Deferred Business.
(v)    Delivery of Documents. All documents evidencing the actions to be carried out by Buyer pursuant to this Agreement and the India Transaction Documents, as due as of the India Deferred Closing Date, shall have been delivered to Seller, including, for the avoidance of doubt, all of Buyer’s closing deliverables under Section 2(n)(ii).
(vi)    India Transaction Documents. Buyer or an Affiliate of Buyer, as the case may be, shall have executed the India Transaction Documents to which Buyer shall a signatory in accordance hereunder and therewith.
Section 8.    Termination.

(a)         Cause for Termination. By notice given prior to the Closing, all of the Transaction Agreements may be terminated as follows:
(i)    by mutual consent of Buyer and Seller;
(ii)    by Buyer if a material Breach of any provision of the Transaction Agreements has been committed by Seller and such Breach has not been cured by Seller within twenty (20) Business Days of Seller’s receipt of written notice of such Breach from Buyer;
(iii)    by Seller if a material Breach of any provision of the Transaction Agreements has been committed by Buyer and such Breach has not been cured by Buyer within twenty (20) Business Days of Buyer’s receipt of written notice of such Breach from Seller;
(iv)    by Buyer if satisfaction of any condition in Section 7(a) by August 9, 2019 or such later date as the Parties may agree upon (the “End Date”) becomes impossible (other than through the failure of Buyer to comply with its material obligations under the Transaction Agreements);
(v)    by Seller if satisfaction of any condition in Section 7(b) by the End Date becomes impossible (other than through the failure of Seller to comply with its obligations under the Transaction Agreements);
(vi)    by Buyer if the Closing has not occurred on or before the End Date, unless Buyer is in material Breach of the Transaction Agreements;
(vii)    by Seller if the Closing has not occurred on or before the End Date, unless Seller is in material Breach of the Transaction Agreements;
(viii)    by Seller if the India Deferred Closing has not occurred on or before December 31, 2019; provided, however, that such termination shall only apply with respect to (a) Transaction Agreements that are exclusively related to the India Deferred Business and (b) the provisions of Transaction Agreements that apply to the India Deferred Business; or
(ix)    by Seller if the Mexico Deferred Closing has not occurred on or before December 31, 2019; provided, however, that such termination shall only apply with respect to (a) Transaction Agreements that are exclusively related to the Mexico Deferred Business and (b) the provisions of Transaction Agreements that apply to the Mexico Deferred Business.
(b)         Effect of Termination. Buyer’s or Seller’s right of termination under this Section 8 is in addition to any other right it may have under the Transaction Agreements, at Law or in equity, and the exercise of such right of termination will not constitute an election of remedies.
Section 9.    Indemnification.
(a)    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until April 30, 2021 except that (i) the Fundamental Representations shall survive until the date that is 48 months from the Closing Date; and (ii) the representations and warranties contained in Section 3(i) and Section 3(o) shall survive until the date that is 60 days after the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, other than those which by their terms contemplate performance after the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, after the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, and each such surviving covenant and agreement shall survive the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, shall survive the Mexico Deferred Closing and the India Deferred Closing, respectively, for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from the Indemnified Person to the Indemnifying Party on or prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
(b)    Indemnification by Seller. Subject to the limitations set forth herein, Seller shall indemnify and hold Buyer, its Affiliates and their respective officers, directors, employees and agents, successors and assigns (“Buyer Indemnified Persons”), harmless from and against:
(i)    any Losses incurred related to the Transferred Assets or the Business, if and to the extent that any such Losses arise out of an Event occurring on or prior to the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, on or prior to the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively;
(ii)    any Losses incurred related to the Excluded Assets and the Retained Liabilities;
(iii)    any Losses incurred due to any Breach of the representations and warranties of Seller contained in Section 3 of this Agreement without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications, both with respect to the determination of a Breach and the determination of any Loss;
(iv)    any Losses incurred due to Breach of any covenant or undertaking by Seller pursuant to this Agreement, the Transfer Instrument or any of the Asset Transfer Instruments;
(v)    any Losses incurred related to Indebtedness of the Business or Uniloy Italy or related to Business Transaction Expenses;
(vi)    any Losses incurred related to the German Tax Sharing Agreement or the Uniloy Italy Spin-Off;
(vii)    any Losses incurred as a result of any act or omission of the Seller or any of its Affiliates in relation to any European Employee or any other person employed or engaged by the Business or any trade union, staff association, works council or any other appropriate representative(s) of the European Employees or any other persons employed or engaged by the Business prior to the Closing Date;
(viii)    any Losses incurred as a result of any failure by the Seller or any Seller Company to comply with its obligations, including obligations to inform and consult under the Acquired Rights Directive (save where the reason for such failure was a failure by the Buyer to comply with its obligations under the Acquired Rights Directive); or
(ix)    any Losses occurring in connection with any transfer of an employee by operation of law as described in Section 6(c)(iii) unless such employee was a European Employee intended by the Parties to transfer as part of the Divestiture.
(c)    Limitations of Seller’s Indemnity.
(i)    Seller shall not be liable to any Buyer Indemnified Persons for indemnification under Section 9(b)(iii) until the aggregate amount of all Losses in respect of indemnification under Section 9(b)(iii) (except to the extent of a Breach of a Fundamental Representation) exceeds Three Hundred Ninety Thousand Dollars ($390,000), at which point, Seller will be obligated to indemnify Buyer Indemnified Persons from and against all such Losses suffered in excess of such threshold amount.
(ii)    In no event shall the amount payable under Seller’s obligation to indemnify the Buyer Indemnified Persons under Section 9(b)(iii) exceed an amount equal to the difference between the initial retention amount under the R&W Insurance Policy, minus Three Hundred Ninety Thousand Dollars ($390,000), and in no event shall the amount payable under Seller’s obligations to indemnify the Buyer Indemnified Persons under Section 9(b)(i), Section 9(b)(ii), Section 9(b)(iv), Section 9(b)(v), Section 9(b)(vi), Section 9(b)(vii), Section 9(b)(viii) or Section 9(b)(ix) exceed the Purchase Price.
(iii)    Seller shall only be liable for Losses in respect of indemnification under Section 9(b)(vi) to the extent a Buyer Indemnified Person experiences additional out-of-pocket income tax liability after full utilization of any available net operating losses. In addition, the provisions of Section 9(j) (Net Recovery) shall not apply to any Losses in respect of indemnification under Section 9(b)(vi).
(d)    Indemnification by Buyer. Following the Closing and, in respect of the Mexico Deferred Business and the India Deferred Business, following the Mexico Deferred Closing and the India Deferred Closing, respectively, Buyer shall indemnify and hold Seller, its Affiliates and their respective officers, directors, employees and agents, successors and assigns (“Seller Indemnified Persons”) harmless from and against:
(i)    any Losses related to the Transferred Assets or the Business, if and to the extent that any such Losses arise out of Events occurring on or after the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, on or prior to the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively, and with respect to which Seller is not obligated to indemnify Buyer under Section 9(b);

(ii)    any Losses incurred due to a Breach of the representations and warranties made by Buyer under this Agreement, without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications, both with respect to the determination of a Breach and the determination of any Loss;
(iii)    any Losses incurred due to Breach of any covenant or undertaking by Buyer pursuant to this Agreement or any of the Transaction Agreements;
(iv)    any Losses incurred due to any act or omission of the Buyer or its Affiliates (or any other event or occurrence) on or after or proposed to occur on or after the Closing Date or, in respect of the Mexico Deferred Business and the India Deferred Business, on or after the Mexico Deferred Closing Date and the India Deferred Closing Date, respectively (including, for the avoidance of doubt, any change or proposed change to terms and conditions of employment or the dismissal of any Employee); or
(v)    any Losses incurred due to any failure by the Buyer to comply with its obligations under the Acquired Rights Directive; or
(e)    Limitation of Buyer’s Indemnity.
(i)    Buyer shall not be liable to any Seller Indemnified Persons for indemnification until the aggregate amount of all Losses in respect of indemnification under Section 9(d)(ii) (except to the extent of a Breach of a Fundamental Representation) exceeds Three Hundred Ninety Thousand Dollars ($390,000), at which point, Buyer will be obligated to indemnify Seller Indemnified Persons from and against all such Losses suffered in excess of such threshold amount.
(ii)    In no event shall the amount payable under Buyer’s obligations to indemnify the Seller Indemnified Persons (except to the extent of a Breach of a Fundamental Representation) exceed an amount equal to the difference between the initial retention amount under the R&W Insurance Policy, minus Three Hundred Ninety Thousand Dollars ($390,000), and in no event shall the amount payable under Buyer’s obligations to indemnify the Seller Indemnified Persons under Section 9(d)(i), Section 9(d)(iii), Section 9(d)(iv) or Section 9(d)(v) or for any Breach of a Fundamental Representation exceed the Purchase Price.
(f)    Notices and Cure Time. In the event that a Buyer Indemnified Person or Seller Indemnified Person, as applicable (the “Indemnified Person”) has a direct claim against Seller or Buyer, as relevant (the “Indemnifying Party”) for a Loss under Section 9(b) or Section 9(d), the Indemnified Person shall reasonably promptly notify the Indemnifying Party in writing of such claim; provided, that the failure to so notify the Indemnifying Party shall not limit the indemnification rights under this Agreement except to the extent that the Indemnified Person is materially prejudiced by such failure. To the extent feasible and practicable, such written notice shall include (i) a reasonable description of the facts and circumstances giving rise to an alleged Loss, and (ii) to the extent reasonably ascertainable or estimable, the aggregate amount being claimed with respect to the Loss, if any; provided, that failure to include any such detail or any such amount shall not affect the validity of such claim or the time at which such claim is made. If a Breach giving rise to such Loss is capable of remedy, the Indemnified Person shall only be entitled to indemnification if it gives such written notice of the Breach and the Breach is not remedied within 30 days from the date on which such written notice is received by the Indemnifying Party (or, if remedy is not possible within 30 days, then if the Indemnifying Party cannot show good faith effort to commence such remedy during that 30 day period).
(g)    WAIVER. NOTWITHSTANDING ANYTHING IN THIS SECTION 9 TO THE CONTRARY, ON OR AFTER THE CLOSING, NO INDEMNIFYING PARTY OR ITS AFFILIATES SHALL BE LIABLE TO ANY INDEMNIFIED PERSON FOR PUNITIVE DAMAGES, WHETHER OR NOT SUCH LOSSES WERE REASONABLY FORESEEABLE, OTHER THAN WITH RESPECT TO ANY SUCH LOSSES INCLUDED IN A THIRD PARTY CLAIM.
(h)    Exclusive Remedy. Each Party hereto acknowledges and agrees that on or after the Closing, the indemnification provisions in this Section 9 shall, absent fraud or intentional or willful misconduct, be the exclusive remedy of the Indemnified Person with respect to all claims arising under or related to any of the Transaction Agreements or the Contemplated Transactions other than the Transition Services Agreement, provided, however, that this Section 9(h) shall in no way limit any Party’s right to recover under the R&W Insurance Policy. With respect to any claim for Losses under Section 9(b)(iii), absent fraud, the Indemnified Person shall seek recovery (1) first, from the R&W Insurance Policy, and (2) second, directly from the Seller, up to an amount equal to the difference between the initial retention amount under the R&W Insurance Policy, minus Three Hundred Ninety Thousand Dollars ($390,000).
(i)    Mitigation. Nothing in this Agreement shall affect Buyer’s obligation to mitigate any Losses under any applicable Law.
(j)    Net Recovery. The indemnified amount under this Section 9 shall be calculated net of: (A) any Tax benefit; and (B) the amount of any insurance proceeds (excluding, for the avoidance of doubt, any proceeds received pursuant to the R&W Insurance Policy), indemnification payments, contribution payments or reimbursements actually received by the Buyer Indemnified Person for the Losses, net of any applicable premium increases that are the direct result of such Losses. The Indemnified Person shall be deemed to recognize a Tax benefit in any taxable year if, and to the extent that, the Indemnified Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from such taxable year, exceeds the Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for such taxable year (to the extent permitted by relevant Tax law and not already taken into account for a previous taxable year pursuant to this Section 9(i) and treating such Tax items as the last items claimed for any taxable year). The Indemnified Person shall seek recovery under applicable insurance policies covering any Loss. For the avoidance of doubt, absent fraud, Buyer Indemnified Persons shall not be able to recover any Loss from Seller to the extent the Buyer Indemnified Persons have recovered such Loss under the R&W Insurance Policy.
(k)    Third Party Claim.

(i)    Indemnification regarding Third Party Claim. If an Indemnified Person receives notice of the assertion by any Third Party of any Loss or claim or commencement of any Loss (a “Third Party Claim”) with respect to which an Indemnifying Party is or may be obligated to provide indemnification hereunder, the Indemnified Person shall reasonably promptly notify the Indemnifying Party in writing of the Third Party Claim, provided , that no failure or delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve from, or otherwise affect, the obligation of the Indemnifying Party to provide indemnification under this Section 9, except to the extent that any Liabilities directly resulted from or were caused by such failure, or the Indemnifying Party is materially prejudiced thereby, which notice shall set forth: (i) a detailed description of the facts and circumstances giving rise to the Third Party Claim, and (ii) the aggregate amount of the Losses being claimed with respect to the Third Party Claim, if any (the “Third Party Claim Notice”) and.
(ii)    Terms of Defense of Third Party Claim. The Indemnifying Party shall have 30 days after receipt of the Third Party Claim Notice (unless the claim or action requires a response before the expiration of such 30-day period, in which case the Indemnifying Party shall have until ten (10) Business Days before the required response date) to undertake, conduct and control, through counsel of its own choosing, the settlement or defense of the Third Party Claim, provided, however, that (x) prior to the Indemnifying Party assuming control of any defense in a Third Party Claim, the Indemnifying Party shall (1) first demonstrate to the Indemnified Person in writing the Indemnifying Party’s financial ability to provide full indemnification to the Indemnified Person with respect to such Thirty Party Claim and (2) unconditionally agree in writing to be fully responsible for all Losses relating to such Third Party Claim, in each case without regard for the monetary limitation set forth herein, and (y) the Indemnifying Party will not admit liability, consent to the entry of any judgment, compromise, discharge, enter into any settlement with respect to the Third Party Claim or cease to defend a Third Party Claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, delayed or conditioned). The Indemnified Person shall cooperate with the Indemnifying Party in connection with the Indemnifying Party assuming control of any defense in a Third Party Claim; provided, however, that (i) the Indemnifying Party shall permit the Indemnified Person to participate in such settlement or defense through counsel chosen by the Indemnified Person, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Third Party Claim without the Indemnified Person’s consent if the settlement requires the Indemnified Person to admit wrongdoing, pay any fines or refrain from any material action and (iii) if, on the advice of outside counsel to the Indemnified Person, the Indemnified Person has separate defenses from the Indemnifying Party and there is a conflict of interest between the Indemnified Person and Indemnifying Parties or if there is any danger of criminal Liability of the Indemnified Person, then the Indemnified Person shall be permitted to retain special counsel of its own choosing at the sole expense of the Indemnified Person. Notwithstanding the foregoing, the Indemnifying Party is not entitled to participate in the defense (A) if the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) if the Indemnified Person reasonably believes an adverse determination with respect to the Third Party Claim giving rise to such claim for indemnification would have an adverse effect on the Indemnified Person’s reputation or future business prospects, (C) if the claim seeks an injunction or equitable relief against the Indemnified Person, (D) if a conflict of interest exists between the Indemnified Person and the Indemnifying Party, (E) if the Indemnifying Party is failing to vigorously prosecute or defend such claim or (F) with respect to any claim for which a Buyer Indemnified Person seeks recovery under the R&W Insurance Policy which, for the avoidance of doubt, Buyer and/or the insurer under the R&W Insurance Policy shall have the right to control (whether directly or indirectly) the defense thereof.
(iii)    Failure to Undertake Defense. In the event that the Indemnifying Party fails to undertake the defense of a Third Party Claim in the manner and within the period provided in this Section 9(k), the Indemnified Person may conduct the defense of the Third Party Claim at the expense of the Indemnifying Party, and the Indemnifying Party shall be bound by any determination resulting from such Third Party Claim or any compromise or settlement made by the Indemnified Person.
(iv)    Settlement of Claims. Regardless of whether the Indemnifying Party is undertaking the defense of the Third Party Claim, the Indemnified Person shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless any such payment or settlement of a Third Party Claim shall include a full, complete and irrevocable release for the benefit of the Indemnifying Party.
(v)    Reimbursement. Any claim under this Section 9(k) for any matter involving a Third Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall assume the defense of a Third Party Claim in accordance with the provisions of this Section 9(k), the Indemnifying Party shall advance or reimburse, as applicable, the Indemnified Person for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.
(vi)    Notwithstanding anything herein to the contrary, in the event that any claim for indemnification by Buyer Indemnified Persons under this Section 9 requires that environmental investigation, remediation or other response action (“Response Action”) be conducted at any Transferred Asset or real property owned, operated or leased by the Business or Uniloy Italy after Closing, the Buyer Indemnified Persons shall be entitled to elect, in their sole discretion, to perform such Response Action or have the Indemnifying Party perform in either case at the Indemnifying Party’s sole cost and expense, provided the Party performing the Response Action shall give the non-performing Party Meaningful Participation Rights.
Section 10.    Miscellaneous.
(a)    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their Affiliates, and their respective successors and permitted assigns and, with respect to Section 9 only, the Indemnified Persons. Notwithstanding the foregoing, the Financing Sources shall be third-party beneficiaries of the Debt Financing Provisions.
(b)    Entire Agreement. This Agreement and the other Transaction Agreements (including the documents referred to herein and therein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(c)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Party except in connection with the purchase of substantially all the assets of such Party; provided, however, that Seller may not sell substantially all of its assets unless the purchaser of such assets assumes all of Seller’s obligations under this Agreement. Notwithstanding the foregoing, Buyer may (i) assign any or all of its rights and interests hereunder (A) to one or more of its Affiliates, (B) as security to any lender providing financing for the Contemplated Transactions (and any replacement thereof), and (C) in connection with a sale of all or any portion of the Business, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic mail), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(e)    Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Seller:
Milacron LLC
                    10200 Alliance Road, Suite 200
Cincinnati, Ohio 45343
Attention: Hugh O’Donnell, Esq.

Copies (that shall not constitute notice) to:

Dinsmore & Shohl LLP
227 W. Monroe Street #3850
Chicago, IL 60606

Attention: Robert Lucas, Esq.

If to Buyer (prior to Closing):
OC Spartan Acquisition, Inc.
11410 Chartreuse Court
Houston, Texas 77082
Attention: Joseph S Levy

If to Buyer (following the Closing):
OC Spartan Acquisition, Inc.
5550 South Occidental Highway
Tecumseh, Michigan 49286
Attention: Joseph S Levy

Copies (that shall not constitute notice) to:

Dechert LLP
1095 6th Avenue
New York, NY 10036
Attention: Markus P. Bolsinger

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
(g)    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware’s conflicts of law rules. Notwithstanding anything herein to the contrary, the Parties agree that any claim, allegation, demand, charge, complaint, action, suit or other proceeding involving any Financing Source that is in any way related to this Agreement or the Contemplated Transactions, including any claim, allegation, demand, charge, complaint, action, suit or other proceeding relating to the Debt Financing in connection herewith or any document relating to the Debt Financing shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.
EACH PERSON BOUND BY THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH DELAWARE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY SUCH MATTER, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OR IN THE EVENT SUCH UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE ALSO DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, ANY DELAWARE

STATE COURT SITTING IN NEW CASTLE COUNTRY, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PERSON BOUND BY THIS AGREEMENT (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PERSON BOUND BY THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. SERVICE OF PROCESS MAY BE EFFECTED BY CERTIFIED MAIL TO THE RESPECTIVE PARTY AT THE ADDRESS PROVIDED FOR NOTICE HEREIN OR ON FILE WITH THE BOOKS AND RECORDS OF THE BUSINESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PERSON BOUND BY THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE OTHER PROVISIONS OF THIS SECTION 10(g), WITH RESPECT TO ANY CLAIM OF ANY KIND OR DESCRIPTION (WHETHER IN LAW OR IN EQUITY AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY FINANCING SOURCE OR ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE DIRECT OR INDIRECT OFFICERS, DIRECTORS, GENERAL OR LIMITED PARTNERS, MEMBERS, MANAGERS, STOCKHOLDERS, OTHER EQUITYHOLDERS, CONTROLLING PERSONS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, AFFILIATES, OR REPRESENTATIVES ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING, THE COMMITMENT LETTERS, OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES AGREE THAT (I) SUCH CLAIMS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT THEREFROM, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR RESPECTIVE AFFILIATES TO BRING ANY CLAIM REFERRED TO IN THIS SECTION 10(g), OR VOLUNTARILY SUPPORT ANY OTHER PERSON IN BRINGING ANY SUCH CLAIM, IN ANY OTHER COURTS. IT IS EXPRESSLY AGREED THAT THE FINANCING SOURCES ARE THIRD PARTY BENEFICIARIES OF THIS SECTION 10(g).

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY ACTION AGAINST THE FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(G).
(h)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller; provided that none of the Debt Financing Provisions may be amended, modified or waived without the prior written consent of the Financing Sources. It is expressly agreed that the Financing Sources are third party beneficiaries of this Section 10(h). No waiver by either Party of any provision of this Agreement or of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
(i)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(j)    Expenses. Each of Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions; provided, that at Closing Buyer will bear all of the expenses of Cyprium Investment Partners LLC and Osgood Capital Group, LLC incurred in connection with this Agreement and the Contemplated Transactions.
(k)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Transaction Agreements.
(l)    Currency. Any reference to currency contained in this Agreement shall be interpreted to mean United States Dollars unless specifically stated otherwise on an instance by instance basis. All payments made under this Agreement will be made in United States Dollars, translated, if necessary, using the exchange rates consistent with GAAP.
(m)    Financing Sources. Notwithstanding anything herein to the contrary, no Financing Source under the Commitment Letters or any other agreements entered into in connection with the Debt Financing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement, any other Transaction Agreement, their negotiation, execution, performance or Breach or the Contemplated Transactions. Each Seller Company agrees, on behalf of itself and its Affiliates, that none of the Financing Sources shall have any liability or obligations to any Seller Company or any of its Affiliates relating to this Agreement, any of the other Transaction Agreements or any of the transactions contemplated herein or therein (including with respect to the Debt Financing). Each Seller Company and its Affiliates waive any and all claims and causes of action (whether in contract or in tort, in law or in equity, or granted by statute) against any Financing Sources that may be based upon, arise out of or relate to this Agreement, any other Transaction Agreement, their negotiation, execution, performance or Breach or the Contemplated Transactions, any financing commitment or the transactions contemplated hereby or thereby (including the Debt Financing). The Parties agree that only the Buyer shall be permitted to bring or support any claim against any financing source under the Commitment Letters or any other agreements entered into in connection with the Debt Financing for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the applicable Commitment Letter for the purpose of funding the transactions contemplated by this Agreement. This Section 10(m) is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of Seller Companies.
(n)    Time of the Essence. Time is of the essence of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized or required to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.
(o)    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise Breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the Contemplated Transactions to be consummated on the terms set forth in this

Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Notwithstanding anything to the contrary, it is agreed that the right of Seller to seek specific performance to cause Buyer to fund the Purchase Price and to consummate the Closing shall be subject to the requirements that (i) all of the conditions set forth in Section 7(a) are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and Buyer fails to consummate the Closing on the date required pursuant to Section 2(g), (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) Seller has delivered written notice to Buyer irrevocably confirming that the conditions set forth in Section 7(a) have been satisfied or waived, that it is ready, willing and able to complete the Closing if specific performance is granted and the Equity Financing and the Debt Financing are funded, and that Seller will take all actions that are within its control to cause the Closing to occur. It is expressly agreed that the Financing Sources are third party beneficiaries of this Section 10(o).
(p)    Incorporation of Exhibits and Schedules. Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written, in as much originals as there are Parties to this Agreement.
BUYER:
OC SPARTAN ACQUISITION, INC.

By:     /s/ Joseph S. Levy
Name:     Joseph S. Levy
Title: President

SELLER:
MILACRON LLC

By:     /s/ Thomas J. Goeke
Name: Thomas J. Goeke
Title: President and Chief Financial Officer